*Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission.

--------------------------------------------------------------------------------

                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         WATCHGUARD TECHNOLOGIES, INC.,

                            RIVER ACQUISITION CORP.,

                                RAPIDSTREAM, INC.

                                      AND,

                       FOR PURPOSES OF SECTION 6.16 ONLY,

              CERTAIN MANAGEMENT SHAREHOLDERS OF RAPIDSTREAM, INC.

                          DATED AS OF FEBRUARY 6, 2002

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I - THE MERGER ................................................   2

     1.1  The Merger ..................................................   2

     1.2  The Closing .................................................   2

     1.3  Effective Date and Time .....................................   2

     1.4  ARTICLEs of Incorporation of the Surviving Corporation ......   2

     1.5  Bylaws of the Surviving Corporation .........................   2

     1.6  Directors and Officers ......................................   2

     1.7  Merger Consideration ........................................   3

          1.7.1 Conversion of Shares ..................................   3

          1.7.2 Exchange of Certificates ..............................   7

          1.7.3 No Fractional Shares ..................................   8

          1.7.4 No Further Transfers ..................................   8

          1.7.5 No Further Issuances of Securities of the Company .....   8

     1.8  Amendment to Provide for Alternative Merger Structures ......   8

     1.9 Tax Matters ..................................................   8

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY ............   9

     2.1  Organization; Power and Authority ...........................   9

     2.2  Enforceability ..............................................   9

     2.3  Capitalization ..............................................   9

     2.4  Subsidiaries and Affiliates .................................  11

     2.5  No Approvals; No Conflicts ..................................  11

     2.6  Financial Statements ........................................  12

     2.7  Absence of Certain Changes or Events ........................  12

     2.8  Taxes .......................................................  14

     2.9  Property ....................................................  16

     2.10 Contracts ...................................................  18

          2.10.1 Material Contracts ...................................  18

          2.10.2 Required Consents ....................................  19

     2.11 Corporate Books and Records .................................  19

                                Table of Contents

                                   (continued)

                                                                            Page

     2.12 Claims and Legal Proceedings ................................  19

     2.13 Labor and Employment Matters ................................  20

     2.14 Employee Benefit Plans ......................................  21

          2.14.1 Employee Benefit Plan Listing ........................  21

          2.14.2 Documents Provided ...................................  21

          2.14.3 Compliance ...........................................  21

          2.14.4 Qualification ........................................  22

          2.14.5 Contributions and Premium Payments ...................  22

          2.14.6 Related Employers ....................................  22

          2.14.7 Multiemployer and Title IV Plans .....................  23

          2.14.8 Post-Termination Benefits ............................  23

          2.14.9 Suits, Claims and Investigations .....................  23

          2.14.10 Payments Resulting From Transactions ................  23

          2.14.11 Foreign Employee Benefit Plans ......................  24

     2.15 Intellectual Property .......................................  24

          2.15.1  General .............................................  24

          2.15.2  Company Products ....................................  24

          2.15.3  Company Technology ..................................  24

          2.15.4  Third-Party Technology ..............................  24

          2.15.5  Trademarks ..........................................  25

          2.15.6  Intellectual Property Rights ........................  25

          2.15.7  Maintenance of Rights ...............................  25

          2.15.8  Third-Party Claims ..................................  26

          2.15.9  Infringement by the Company .........................  26

          2.15.10 Confidentiality .....................................  26

          2.15.11 Warranty Against Defects ............................  27

          2.15.12 Domain Names ........................................  27

          2.15.13 Participating Developers ............................  27

          2.15.14 Indemnification .....................................  27

                                Table of Contents

                                   (continued)

                                                                            Page

          2.15.15 Restrictions on Intellectual Property ...............  27

     2.16 Licenses, Permits, Authorizations, Etc ......................  28

     2.17 Compliance With Laws ........................................  28

     2.18 Insurance ...................................................  28

     2.19 Brokers or Finders ..........................................  29

     2.20 Absence of Questionable Payments ............................  29

     2.21 Customers and Suppliers .....................................  29

     2.22 Inventory ...................................................  29

     2.23 Warranties, Returns and Complaints ..........................  30

     2.24 Export Laws .................................................  30

     2.25 Insider Interests ...........................................  30

     2.26 Compliance With Environmental Laws ..........................  31

     2.27 Information Supplied by the Company .........................  31

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND
              MERGER SUB ..............................................  32

     3.1  Organization ................................................  32

     3.2  Enforceability ..............................................  32

     3.3  Valid Issuance ..............................................  33

     3.4  Capitalization; Nasdaq Listing ..............................  33

     3.5  No Approvals; No Conflicts ..................................  33

     3.6  SEC Documents ...............................................  34

     3.7  Absence of Certain Changes ..................................  34

     3.8  Information Supplied by Acquiror ............................  34

     3.9  Brokers or Finders ..........................................  35

ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR AND
             MERGER SUB ...............................................  35

     4.1  Accuracy of Representations and Warranties ..................  35

     4.2  Performance of Agreements ...................................  36

     4.3  Compliance Certificate ......................................  36

     4.4  Proceedings and Documents; Secretary's Certificate ..........  36

                                Table of Contents

                                   (continued)

                                                                            Page

     4.5  Approvals and Consents ......................................  36

     4.6  Compliance With Laws ........................................  36

     4.7  Legal Proceedings ...........................................  36

     4.8  Material Adverse Change .....................................  37

     4.9  Effectiveness of Permit or Registration Statement ...........  37

     4.10 Shareholder Approval ........................................  37

     4.11 Exercise or Termination of Company Warrants and Company
          Stock Rights; Conversion of Convertible Securities ..........  37

     4.12 Termination of Certain Agreements ...........................  37

     4.13 Notice Of Non U.S. Real Property Holding Corporation Status .  37

     4.14 Tax Clearance Certificates ..................................  38

     4.15 Consents to Merger ..........................................  38

     4.16 Resignations ................................................  38

     4.17 Employee Confidentiality and Invention Agreements ...........  38

     4.18 Employment Agreements .......................................  38

     4.19 Acceleration Amendments .....................................  38

     4.20 Delivery of Audited Financial Statements, Company Expense
          Estimate and Merger Consideration Spreadsheet ...............  38

     4.21 [*] .........................................................  38

     4.22 Opinion of Counsel for the Company ..........................  39

     4.23 Acquiror Shareholder Approval ...............................  39

     4.24 [*] .........................................................  39

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY ........  39

     5.1  Accuracy of Representations and Warranties ..................  39

     5.2  Performance of Agreements ...................................  40

     5.3  Compliance Certificate ......................................  40

     5.4  Proceedings and Documents; Secretary's Certificate ..........  40

-----------

      *     Confidential treatment requested.

                                Table of Contents

                                   (continued)

                                                                            Page

     5.5  Approvals and Consents ......................................  40

     5.6  Compliance With Laws ........................................  40

     5.7  Legal Proceedings ...........................................  40

     5.8  Effectiveness of Permit or Registration Statement ...........  41

     5.9  Shareholder Approval ........................................  41

     5.10 Material Adverse Change .....................................  41

     5.11 Opinion of Counsel for Acquiror and Merger Sub ..............  41

ARTICLE VI - COVENANTS ................................................  41

     6.1  Conduct of Business by the Company Pending the Merger .......  41

     6.2  Conduct of Business by Acquiror Pending the Merger ..........  43

     6.3  Further Action; Commercially Reasonable Efforts .............  44

     6.4  Access to Information .......................................  44

     6.5  Confidentiality .............................................  45

     6.6  Public Disclosure ...........................................  45

     6.7  Notification of Certain Matters .............................  45

     6.8  No Alternative Transactions .................................  46

     6.9  Fairness Hearing/Preparation of Information Statement .......  46

     6.10 Registration Statement; Other Filings .......................  47

     6.11 Meeting of Shareholders .....................................  48

     6.12 Blue Sky Laws ...............................................  48

     6.13 Listing of Additional Shares ................................  48

     6.14 Dissenting Shares ...........................................  48

     6.15 Stock Option Matters ........................................  49

     6.16 Noncompetition Agreement ....................................  50

     6.17 Execution of All Operative Documents ........................  50

     6.18 Company Benefit Plans .......................................  51

          6.18.1 Benefit Plan Participation ...........................  51

          6.18.2 Prior Service Credit .................................  51

          6.18.3 Transition to Acquiror Health Plans ..................  51

                                Table of Contents

                                   (continued)

                                                                            Page

          6.18.4 Termination of Pension/401(k) Plans ..................  51

     6.19 Indemnification .............................................  51

     6.20 Audited Financial Statements ................................  52

     6.21 Consents ....................................................  52

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER .......................  52

     7.1  Termination .................................................  52

     7.2  Effect of Termination .......................................  53

     7.3  Waiver ......................................................  54

     7.4  Amendment ...................................................  54

ARTICLE VIII - SURVIVAL AND INDEMNIFICATION ...........................  54

     8.1  Survival ....................................................  54

     8.2  Indemnification by the Shareholders .........................  54

     8.3  Indemnification by Acquiror .................................  55

     8.4  Threshold and Limitations ...................................  55

     8.5  Procedure for Indemnification ...............................  57

     8.6  Shareholder Representative ..................................  58

ARTICLE IX - GENERAL ..................................................  59

     9.1  Expenses ....................................................  59

     9.2  Notices .....................................................  59

     9.3  Severability ................................................  61

     9.4  Entire Agreement ............................................  61

     9.5  Specific Performance ........................................  61

     9.6  Assignment ..................................................  61

     9.7  Parties in Interest .........................................  62

     9.8  Governing Law ...............................................  62

     9.9  Headings ....................................................  62

     9.10 Counterparts ................................................  62

     9.11 Waiver of Jury Trial ........................................  62

ARTICLE X -- CERTAIN DEFINITIONS ......................................  62

                                TABLE OF CONTENTS

                                                                            Page

Annex I   -- Index of Defined Terms
Annex II  -- Consideration Distribution Schedule
Annex III -- Employment Terms
Exhibit A -- Form of Escrow Agreement
Exhibit B -- Form of Notice Of Non U.S. Real Property Holding
             Corporation Status (FIRPTA Certificate)
Exhibit C -- Form of Employment Agreement
Exhibit D -- Form of Opinion of Counsel for the Company
Exhibit E -- Form of Opinion of Counsel for Acquiror and Merger Sub Exhibit F -- Form of Acceleration Amendment
Exhibit G -- Form of [*]

-----------

      *     Confidential treatment requested.

                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this "Agreement") is made and entered into as of February 6, 2002, by and among WatchGuard Technologies, Inc., a Delaware corporation ("Acquiror"), River Acquisition Corp., a California corporation and direct wholly owned Subsidiary of Acquiror ("Merger Sub"), RapidStream, Inc., a California corporation (the "Company"), and, for purposes of Section 6.16 only, Vincent Liu, James YeeJang Lin and John Ji-Jung Yu (the "Management Shareholders").

                                    RECITALS

      A. The Company, Acquiror and Merger Sub believe it advisable and in their respective best interests to effect a merger of the Company and Merger Sub pursuant to this Agreement (the "Merger").

      B. The Board of Directors of the Company has approved this Agreement and the Merger unanimously and as required by applicable law. The Agreement and the Merger will be submitted to the shareholders of the Company (the "Shareholders") for approval in accordance with the California Corporations Code (the "CCC").

      C. The Boards of Directors of Acquiror and Merger Sub and the sole shareholder of Merger Sub have approved this Agreement and the Merger as required by applicable law.

      D. It is intended that the Merger will not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated under Section 368(a).

      E. As an inducement to Acquiror and Merger Sub to enter into this Agreement, certain Shareholders and the executive officers and directors of the Company, have entered into a Shareholders Agreement (the "Shareholders Agreement"), dated as of the date hereof, with Acquiror and Merger Sub, pursuant to which among other things, such Shareholders have granted to Acquiror an option to purchase their shares of capital stock of the Company (the "Company Capital Stock") and have agreed to vote their shares of Company Capital Stock in favor of the Merger Agreement and the Merger and against any competing proposals.

      F. Certain capitalized terms used in this Agreement are defined in Article X and Annex I includes an index of all defined terms used in this Agreement.

                                    AGREEMENT

      In consideration of the terms hereof, the parties hereto agree as follows:

                             ARTICLE I - THE MERGER

1.1   The Merger

      Upon the terms and subject to the conditions hereof, (a) at the Effective Time the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the CCC and other applicable Law.

1.2   The Closing

      Subject to the terms and conditions of this Agreement, the Closing shall take place on the earliest practicable business day after the satisfaction or waiver of the conditions set forth in Articles IV and V, at 1:30 p.m. local time at the offices of Orrick, Herrington & Sutcliffe LLP, 719 Second Avenue, Suite 900, Seattle, Washington, or such other date, time or location as Acquiror and the Company shall agree (the "Closing Date").

1.3   Effective Date and Time

      On the Closing Date and subject to the terms and conditions hereof, the Agreement of Merger shall be delivered for filing with the California Secretary. The Merger shall become effective at the Effective Time. If the California Secretary requires any changes in the Agreement of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Acquiror, Merger Sub and the Company shall execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

1.4   Articles of Incorporation of the Surviving Corporation

      At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Company Articles of Incorporation, as in effect immediately prior to the Effective Time. Thereafter, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by Law.

1.5   Bylaws of the Surviving Corporation

      At the Effective Time, the Company Bylaws as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation except that such Articles of Incorporation shall be amended to change the name of the Surviving Corporation to River, Inc.. Thereafter, the Bylaws may be amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by Law.

1.6   Directors and Officers

      At the Effective Time, the directors and officers of the Company shall resign and the directors and officers of Merger Sub shall continue in office as the directors and officers of the

Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Articles of Incorporation and the Bylaws of the Surviving Corporation.

1.7   Merger Consideration

      1.7.1 Conversion of Shares

      Subject to the other provisions of this Section 1.7, as of the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or any Shareholder:

            (a) All shares of any class of Company Capital Stock held by the Company as treasury shares shall be canceled.

            (b) Each issued and outstanding share of Company Capital Stock, other than shares of Company Capital Stock for which dissenters' rights are perfected or as provided in Section 1.7.1(a), shall be converted into the right to receive from Acquiror:

                  (i) subject to Section 1.7.1(e), an amount in cash (the "Cash Portion") determined by dividing (y) the applicable Cash Consideration Value for that class and/or series of Company Capital Stock by (z) the applicable Outstanding Stock Number for that class and/or series of Company Capital Stock; and

                  (ii) subject to Sections 1.7.1(d) and (f), a number of shares of Acquiror Common Stock (the "Stock Portion" and, together with the Cash Portion, the "Merger Consideration"), determined by dividing (y) the quotient obtained by dividing the applicable Stock Consideration Value for that class and/or series of Company Capital Stock by the Base Price, by (z) the applicable Outstanding Stock Number for that class and/or series of Company Capital Stock.

The Company Articles of Incorporation shall be amended prior to the Effective Time as necessary to effect the distribution contemplated by this Section 1.7.1(b) (the "Articles Amendment").

            (c) The aggregate amount of cash to be paid to each Shareholder, and the aggregate number of shares to be issued to each Shareholder as Merger Consideration under this Section 1.7.1, shall be calculated by aggregating all shares of Company Capital Stock held by each such Shareholder, so that (i) the aggregate amount of cash to be paid to such Shareholder shall be equal to the aggregate number of shares of Company Capital Stock held by such Shareholder, multiplied by the applicable Cash Portion, rounded to the nearest whole cent, with .5 rounded up; and (ii) the aggregate number of shares of Acquiror Common Stock to be issued to such Shareholder shall be equal to the number of shares of Company Capital Stock held by such Shareholder multiplied by the applicable Stock Portion, with fractional shares rounded to the nearest whole number of shares, with .5 rounded up, pursuant to Section 1.7.3.

            (d) (i) Subject to effectiveness of the Merger, that number of shares of Acquiror Common Stock that equals the quotient of the Escrow Amount divided by the Base Price (the "Indemnification Escrow Shares") shall be deposited in escrow with the Escrow Agent, to be held in escrow and administered by the Escrow Agent in accordance with the Escrow Agreement. The Indemnification Escrow Shares shall be withheld and deducted pro rata (based on the aggregate dollar value of the Merger Consideration to be paid and issued to each Shareholder pursuant to this Section 1.7.1, with shares to be received by each Shareholder as Merger Consideration to be valued at the Base Price for this purpose) from the Stock Portion otherwise issuable to each Shareholder at the Effective Time. The Indemnification Escrow Shares shall be free of any other escrow or pledge obligation.

                  (ii) Fractional shares of Acquiror Common Stock shall not be deposited in escrow. The aggregate number of Escrow Shares each Shareholder shall deposit in escrow at the Effective Time shall be rounded to the nearest whole number of shares, with .5 rounded up. The Indemnification Escrow Shares shall be held by the Escrow Agent in book entry form.

                  (iii) By executing the Letter of Transmittal and voting in favor of the approval of the Merger Agreement and the Merger at the Shareholders Meeting or by delivering his, her or its certificates representing shares of Company Capital Stock to the Exchange Agent in accordance with the provisions of
Section 1.7.2, each Shareholder shall be deemed to have agreed to be bound with respect to the indemnification obligations of the Shareholders and the procedures set forth in Article VIII hereof.

                  (iv) The Indemnification Escrow Shares shall be held in accordance with the terms of the Escrow Agreement and shall be available to satisfy any indemnification Claims pursuant to Article VIII hereof and the Escrow Agreement.

            (e) In the event that the estimate of the Company Expenses specified in the Company Expenses Estimate exceeds the Company Expenses Cap, the Cash Portion otherwise payable to the holders of Company Preferred Stock shall be reduced pro rata (based on the aggregate Cash Portion to be paid to each holder of Company Preferred Stock pursuant to this Section 1.7.1) by the amount of such excess.

            (f) Adjustments to Merger Consideration.

                  (i) In the event that the number of Aggregate Acquiror Shares would represent more than 19.9% (rounded to the nearest whole number of shares, with .5 rounded up) (the "Threshold Percentage") of the total issued and outstanding shares of Acquiror Common Stock (calculated as of the business day immediately preceding the Closing Date), the number of Aggregate Acquiror Shares shall be reduced (with the number of shares of Acquiror Common Stock otherwise issuable to each Shareholder reduced on a proportionate basis), and Acquiror shall pay cash in lieu of such shares of Acquiror Common Stock (with such shares valued at the Base Price) in an aggregate amount (the "Supplemental Cash Amount"), rounded to the nearest $100,000, such that the number of Aggregate Acquiror Shares would not exceed the Threshold Percentage; provided, however, that in no event shall the sum of the aggregate Cash Portions and the Supplemental Cash Amount exceed $24 million.

                  (ii) In the event that, after giving effect to the provisions of Section 1.7.1(f)(i), (A) the number of Aggregate Acquiror Shares would represent more than the Threshold Percentage and (B) all conditions provided in
Article IV to the obligation of Acquiror and Merger Sub to consummate the Merger (other than the condition provided in Section 4.23) are satisfied, the Company shall have the option, in its sole discretion, exercisable by delivering written notice to Acquiror to such effect, to elect to reduce the number of Aggregate Acquiror Shares (and therefore the aggregate Merger Consideration) on a proportionate basis, such that the number of Aggregate Acquiror Shares would not exceed the Threshold Percentage.

            (g) Each issued and outstanding share of capital stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.

            (h) The Company Option Plan, and each outstanding Option under the Company Option Plan, whether vested or unvested, shall be assumed by Acquiror. Except as set forth below, each such Option so assumed by Acquiror shall continue to have, and be subject to, the same terms and conditions set forth in such Option and in the Company Option Plan, including provisions with respect to vesting; provided, however, that (i) such Option will be exercisable for a number of whole shares of Acquiror Common Stock equal to the product (rounded down to the nearest whole share) of the number of shares of Company Common Stock that were issuable upon exercise of such Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio; (ii) the per share exercise price under such Option shall be equal to the quotient (rounded up to the nearest cent) of the per share exercise price of such Option immediately prior to the Effective Time divided by the Option Exchange Ratio; and (iii) the vesting provisions of each Option held by an Acceleration Holder shall be amended prior to the Effective Time as provided in Section 4.19. The terms of each such Option shall, in accordance with its terms, be subject to further adjustment, as appropriate, to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Acquiror Common Stock on or subsequent to the Closing Date. After the Effective Time, Acquiror shall issue to each holder of an outstanding Option a notice describing the assumption of such Option by Acquiror. It is the intent of the parties that the Options assumed by Acquiror shall qualify following the Effective Time as ISOs to the extent the Options qualified as ISOs prior to the Effective Time.

            (i) None of the Company Warrants shall be assumed by Acquiror in the Merger. All Company Warrants shall be terminated before the Effective Time.

            (j) Dissenters' Rights.

                  (i) Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Company Capital Stock held by a Dissenting Holder shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.7.1(b), and such Dissenting Holder shall be entitled to only such rights with respect to the Dissenting Shares as are granted under Chapter 13 of the CCC. That portion of the Merger Consideration that otherwise would have been paid at Closing to the Dissenting Holders for the Dissenting Shares shall be subtracted from the Merger Consideration and reserved for issuance by Acquiror for payment to the Dissenting Holder or Holders pursuant to subsection (iv) of this Section 1.7.1(i).

                  (ii) Each Dissenting Holder who, pursuant to the provisions of Chapter 13 of the CCC, becomes entitled to payment of the fair value for his, her or its Dissenting Shares shall receive payment for such Dissenting Shares ("Paid Dissenting Shares"), but only after such value shall have been agreed upon or finally determined by a court of competent jurisdiction pursuant to the CCC. Any shares of Acquiror Common Stock that would otherwise have been issuable in exchange for Paid Dissenting Shares shall remain unissued.

                  (iii) Any amount paid by Acquiror or the Surviving Corporation to any Dissenting Holder or Holders for Paid Dissenting Shares in excess of the value such Dissenting Holder(s) would have received in the Merger for such Paid Dissenting Shares (with shares of Acquiror Common Stock valued at the Base Price) shall constitute "Excess Payments." Each of Acquiror and the Company agree that the amount of the Excess Payments shall constitute Losses and, without regard for the limitations set forth in Section 8.4, Acquiror shall be entitled to recover from the Indemnification Escrow Shares that number of Indemnification Escrow Shares determined by dividing the amount of the Excess Payments by the Base Price.

                  (iv) Notwithstanding the provisions of subsection (i) of this
Section 1.7.1(i), if any Dissenting Holder who demands appraisal of his, her or its shares of Company Capital Stock under Chapter 13 of the CCC shall effectively withdraw or lose his, her or its right to appraisal, then as of the later of the Effective Time and the occurrence of such withdrawal or loss of such rights to appraisal, Acquiror shall issue and deliver, upon surrender by such Dissenting Holder of certificate or certificates representing shares of Company Capital Stock, the Merger Consideration to which such Dissenting Holder would have otherwise been entitled to receive in the Merger under Section 1.7.1(b) less the number of Indemnification Escrow Shares issuable to such Dissenting Holder deposited in escrow pursuant to Section 1.7.1(d).

            (k) In the event that the First Anniversary Stock Price is less than the Closing Date Stock Price, Acquiror shall pay to the holders of shares of Company Common Stock, an aggregate amount in cash equal to the product of (x)
 .42, multiplied by (y) the difference between (i) the Closing Date Stock Price discounted by the Lockup Discount and (ii) the First Anniversary Stock Price, multiplied by (z) the number of shares of Acquiror Common Stock actually issued to holders of Company Common Stock pursuant to Section 1.7.1(b)(ii) (including the Indemnification Escrow Shares) (the "Post-Closing Payment"). The Post-Closing Payment shall be paid pro rata among the holders of Company Common Stock according to the number of shares of Acquiror Common Stock issued to each such Shareholder at the Effective Time. The Post-Closing Payment shall be paid no later than thirty (30) days following the first anniversary of the Closing Date and shall be paid by cashier's check delivered to the address of such Shareholder set forth on such Shareholder's Letter of Transmittal delivered to the Exchange Agent, or to such other address as may be designated by such Shareholder prior to the first anniversary of the Closing Date by notice to Acquiror delivered in accordance with Section 9.2. Prior to the Closing Date, the Company shall select and engage an independent third-party appraiser for the purpose of determining the Lockup Discount, which third-party appraiser shall be reasonably acceptable to Acquiror.

      1.7.2 Exchange of Certificates

      The Company shall mail, or cause the Exchange Agent to mail prior to the Closing Date to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, other than shares to be cancelled in accordance with Section 1.7.1(a) and Dissenting Shares, a Letter of Transmittal and instructions for effecting the surrender of the certificates in exchange for certificates representing Acquiror Common Stock. Upon surrender of a certificate for cancellation to Acquiror or to the Exchange Agent, together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by Acquiror or the Exchange Agent, the holder of such certificate shall be entitled to receive in exchange therefor, by the later of (y) 20 business days following the Effective Time and
(z) 10 business days following the surrender of such certificate, (a) a check representing the Cash Portion of the Merger Consideration that such Shareholder is entitled to receive pursuant to Section 1.7.1 and (b) a certificate representing the Stock Portion of the Merger Consideration which such holder has the right to receive pursuant to the provisions of Section 1.7.1, and the certificate so surrendered shall forthwith be cancelled; provided, however, that the certificates representing the Indemnification Escrow Shares shall be delivered to the Escrow Agent in accordance with the provisions of Section 1.7.1(d). In the event that any certificates representing shares of Company Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Shareholder claiming such certificate to be lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed certificate the shares of Acquiror Common Stock that such Shareholder is entitled to receive pursuant to Section 1.7.1; provided, however, that Acquiror may in its discretion and as a condition precedent to the issuance thereof, require such Shareholder to provide Acquiror with a bond and/or an indemnity agreement against any claim that may be made against Acquiror with respect to the certificate alleged to have been lost, stolen or destroyed. The Merger Consideration (including the Indemnification Escrow Shares) shall be deemed to have been issued at the Effective Time. No interest shall accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any Person other than the Person in whose name the certificate or certificates representing shares of Company Capital Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall pay to Acquiror any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the certificate or certificates so surrendered, or shall establish to the satisfaction of Acquiror that such tax has been paid or is not applicable. Notwithstanding anything to the contrary, neither Acquiror nor any other party hereto shall be liable to a Shareholder for any Merger Consideration delivered to a public official pursuant to applicable Law, including abandoned property, escheat and similar Laws.

      1.7.3 No Fractional Shares

      No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued by virtue of the Merger. The aggregate number of shares of Acquiror Common Stock that a Shareholder is entitled to receive pursuant to
Section 1.7.1 shall be rounded to the nearest whole number of shares, with .5 rounded up.

      1.7.4 No Further Transfers

      After the Effective Time, there shall be no transfers of any shares of Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock are presented to the Surviving Corporation, they shall be forwarded to Acquiror and shall be canceled and exchanged in accordance with this Section 1.7.

      1.7.5 No Further Issuances of Securities of the Company

      After the date of execution of this Agreement, there shall be no further issuances of Company Capital Stock, Options, Company Warrants or Company Stock Rights; provided, however, that nothing in this Section 1.7.5 shall preclude a Shareholder from receiving Company Common Stock prior to the Closing upon proper exercise of an Option, Company Warrant or other Company Stock Right duly authorized, issued and outstanding on the date of execution of this Agreement.

1.8   Amendment to Provide for Alternative Merger Structures

      The parties shall promptly enter into an amendment to this Agreement if at any time prior to the Closing Date, Acquiror elects to have a different direct, wholly owned Subsidiary of Acquiror merge into the Company, with the Company surviving the merger, so long as (i) such action by Acquiror does not result in a breach of a representation or warranty set forth in Article II and (ii) such action by Acquiror does not result in the inability to satisfy any of the conditions set forth in Articles IV and V.

1.9   Tax Matters

      Unless otherwise required by Law, the parties hereto shall not treat the Merger as a reorganization under Section 368 of the Code for any Tax reporting purposes.

           Article II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as is otherwise set forth with appropriate section references in the Company Disclosure Memorandum, and in order to induce Acquiror and Merger Sub to enter into and perform this Agreement and the other Operative Documents, the Company represents and warrants to Acquiror and Merger Sub as of the date of this Agreement and as of the Closing Date as set forth in this Article II.

2.1   Organization; Power and Authority

      Each of the Company and each Company Subsidiary (a) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation; (b) has all requisite corporate power and authority to own, operate and lease its properties and Assets and to carry on its business as now conducted and as proposed to be conducted; and (c) is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of its properties occupied, owned or held under lease or the nature of the business it conducts makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

2.2   Enforceability

      The Company has all requisite power and authority to enter into and perform its obligations under this Agreement and the other Operative Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of the Company and its officers, directors and Shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which the Company is a party, the consummation of the Merger, and the performance of all of the Company's obligations under this Agreement and the other Operative Documents to which the Company is a party has been taken or will be taken as of or prior to the Effective Time. The Board of Directors of the Company (at a meeting duly called and held or by written consent) has (a) unanimously determined that the Merger is in the best interests of the Shareholders and is on terms that are fair to the Shareholders and (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved this Agreement, the Articles Amendment and the Merger. This Agreement has been, and each of the other Operative Documents to which the Company is a party at the Closing will have been, duly executed and delivered by the Company, and this Agreement is, and each of the other Operative Documents to which the Company is a party will be at the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as to the effect, if any, of the Enforceability Exceptions.

2.3   Capitalization

            (a) The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 26,450,166 shares of Company Preferred Stock, of which 9,000,000 shares are designated as Series A Preferred Stock,

9,750,166 shares are designated as Series B Preferred Stock and 7,700,000 shares are designated as Series C Preferred Stock.

            (b) As of the date of this Agreement, the issued and outstanding Company Capital Stock consists of 8,122,178 shares of Company Common Stock and 24,616,524 shares of Company Preferred Stock (of which 9,000,000 shares are Series A Preferred Stock, 9,750,166 shares are Series B Preferred Stock and 5,866,358 shares are Series C Preferred Stock), which are held of record and beneficially by the Shareholders as set forth on Schedule 2.3(b) to the Company Disclosure Memorandum. Such outstanding shares are, and any additional shares of Company Capital Stock issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances other than Encumbrances imposed upon the holders thereof, not subject to preemptive rights or rights of first refusal created by statute, and issued in compliance with all applicable federal and state securities Laws. To the knowledge of the Company, no Person other than the Shareholders holds any interest in any of the outstanding shares.

            (c) As of the date of this Agreement, other (i) than Options to purchase up to 2,338,998 shares of Company Common Stock that have been granted under the Company Option Plan and (ii) Company Warrants to purchase up to 661,609 shares of the Company's Series C Preferred Stock, there are no outstanding Company Stock Rights. The Company has reserved 7,200,000 shares of Company Common Stock for issuance under the Company Option Plan and 661,609 shares of Series C Preferred Stock for issuance upon exercise of the Company Warrants. The Shareholders have approved (at a meeting duly called and held or by written consent) the Company Option Plan and the reservation of 7,200,000 shares for issuance thereunder. Set forth on Schedule 2.3(c) to the Company Disclosure Memorandum is a spreadsheet accurately reflecting the number of such Options outstanding, the grant or issue dates, vesting schedules and exercise prices thereof and, in each case, the identities of the holders and an indication of their relationships to the Company (if any exist other than a security holder). Schedule 2.3(c) also sets forth a list of all Acceleration Holders. The Company has delivered to Acquiror true and correct copies of the Company Option Plan and all stock option agreements relating to Options granted thereunder and all agreements and documentation setting forth the terms of the Company Warrants. None of the Company Option Plan or any such agreements has been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such Company Option Plan or agreements, in any case from the form made available to Acquiror. Schedule 2.3(c) to the Company Disclosure Memorandum also identifies all Options or other Company Stock Rights that have been offered in connection with any employee or consulting agreement but that, as of the date hereof, have not been issued or granted.

            (d) The Company is not a party or subject to any agreement or understanding and, to the knowledge of the Company, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company (other than the Shareholders Agreement). No Shareholder or any Affiliate thereof is indebted to the Company, and the Company is not indebted to any Shareholder or any Affiliate thereof.

            (e) All rights of refusal, co-sale rights and registration rights granted by the Company with respect to the Company Capital Stock or Company Stock Rights are listed on Schedule 2.3(e) to the Company Disclosure Memorandum.

            (f) All Options, Company Stock Rights and shares of Company Capital Stock have been granted or issued at fair market value at the date of grant or issuance, as determined by the Company's Board of Directors. All outstanding Options and Company Stock Rights have been duly authorized by the Company's Board of Directors or a committee thereof, are validly issued, and were issued in compliance with all applicable federal and state securities Laws.

2.4   Subsidiaries and Affiliates

      Other than the Company Subsidiaries, the Company does not own or control, and has not in the past owned or controlled, directly or indirectly, any corporation, partnership, limited liability company or other business entity. The Company is the owner of all outstanding shares of capital stock of each Company Subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Company Subsidiary are owned by the Company free and clear of all Encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary, or otherwise obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Neither the Company nor any Company Subsidiary owns, directly or indirectly, any ownership, equity or voting interest in any corporation, partnership, limited liability company, joint venture or other entity (other than the Company's ownership in the Company Subsidiaries), nor has any agreement or commitment to purchase any such interest.

2.5   No Approvals; No Conflicts

      The execution, delivery and performance by the Company of this Agreement and the other Operative Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, the effectiveness of the Merger and the performance by the Company of its obligations pursuant to this Agreement and the other Operative Documents to which it is a party, will not (a) constitute a material violation (with or without the giving of notice or lapse of time, or both) of any provision of Law or any Order applicable to the Company or any Company Subsidiary; (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, except for (i) compliance with applicable securities Laws, as contemplated by Sections 6.9 and 6.10, (ii) the filing of all documents necessary to consummate the Merger with the California Secretary and (iii) the filing with Nasdaq of a Notification Form for Listing of Additional Shares with respect to the Stock Portion; (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any Material Contract;
(d) result in the creation of any Encumbrance upon any material Assets of the Company or any Company Subsidiary or, to the knowledge of the Company, upon any outstanding shares or other securities of the Company or any Company Subsidiary;
(e) conflict with or result in a breach of or constitute a default under any provision of the Company Articles of Incorporation or Company Bylaws or the comparable charter documents of any Company Subsidiary; or (f) invalidate or adversely affect any permit, license or authorization currently material to the conduct of the business of the Company or any Company Subsidiary.

2.6   Financial Statements

      The Company has delivered to Acquiror (a) audited consolidated balance sheets, consolidated statements of income and expense, consolidated statements of cash flow and consolidated statements of shareholders' equity of the Company as of and for each of the fiscal years ended December 31, 1998, 1999 and 2000 and (b) an unaudited consolidated balance sheet, consolidated statement of income and expense, consolidated statement of cash flow and consolidated statement of shareholders' equity of the Company as of and for the period ended December 31, 2001 (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in conformity with GAAP on a basis consistent with prior accounting periods and fairly present in all material respects the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated (except that any unaudited Company Financial Statements do not contain all required footnotes). As of the date of this Agreement, the Company has no Liabilities that are not fully reflected or reserved against in the Company Balance Sheet and that would be required under GAAP to be reflected or reserved, except (a) Liabilities arising out of the transactions contemplated by this Agreement and (b) Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice that are not in excess of $300,000 in the aggregate or $50,000 individually. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person.

2.7   Absence of Certain Changes or Events

      Except for transactions specifically contemplated in this Agreement and, after the date hereof, for transactions pursuant to which Acquiror shall have consented under Section 6.1, since the date of the Company Balance Sheet, none of the Company, any Company Subsidiary nor any of their respective officers or directors in their representative capacities on behalf of the Company or any such Company Subsidiary have:

            (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

            (b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any Shareholder, officer, director, employee or Affiliate of the Company or any Company Subsidiary);

            (c) granted any increase in the compensation of directors, officers, employees or consultants (including any such increase pursuant to any employment agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment) or any increase in the compensation payable or to become payable to any director, officer, employee or consultant, except in each such case as granted to non-officer employees in the ordinary course of business and consistent with past practice;

            (d) suffered any Company Material Adverse Effect;

            (e) borrowed or agreed to borrow any funds or, to the knowledge of the Company, incurred or become subject to, whether directly or by way of assumption or guarantee or otherwise, any Liabilities in excess of $50,000 individually or in excess of $100,000 in the aggregate, except Liabilities that are incurred in the ordinary course of business and consistent with past practice, or increased or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

            (f) paid, discharged or satisfied any material claims or Liabilities, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims and Liabilities reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

            (g) knowingly permitted or allowed any of its property or Assets to be subjected to any Encumbrance, except in the ordinary course of business and consistent with past practice;

            (h) purchased or sold, transferred or otherwise disposed of any of its material properties or Assets other than sales of inventory in the ordinary course of business;

            (i) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person without obtaining a commercially reasonable confidentiality agreement from any such Person regarding any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

            (j) made any single capital expenditure or commitment in excess of $50,000 for additions to property, plant, equipment or intangible capital Assets or made aggregate capital expenditures in excess of $100,000 for additions to property, plant, equipment or intangible capital Assets;

            (k) made any change in accounting methods or practices or internal control procedures;

            (l) issued any capital stock or other securities or Company Stock Rights, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities or Company Stock Rights, or otherwise permitted the withdrawal by any of the holders of Company Capital Stock of any cash or other Assets, in compensation, indebtedness or otherwise, other than (i) payments of compensation in the ordinary course of business and consistent with past practice, (ii) the grant of not more than 250,000 Options in the aggregate and not more than 20,000 Options to any single employee, in the ordinary course of business and consistent with past practice and (iii) the issuance of shares of Company Capital Stock upon the exercise of Company Stock Rights;

            (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or Assets to any of the Shareholders or any Affiliate of any of the Shareholders or the officers, directors or employees of the Company or any Company Subsidiary, except compensation paid to officers and employees at rates not exceeding the rates of compensation paid during the fiscal year last ended and except for advances for travel and other business-related expenses; or

            (n) agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8   Taxes

            (a) (i) All Tax Returns required to be filed by or on behalf of the Company and each Company Subsidiary have been filed on a timely basis with the appropriate Governmental Entity in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were (at the time they were filed) true, correct and complete in all material respects; (ii) all Taxes of the Company and each Company Subsidiary (whether or not reflected on any Tax Return) have been fully and timely paid; (iii) no waivers of statutes of limitation have been given or requested with respect to the Company or any Company Subsidiary in connection with any Tax Returns with respect to any Taxes payable by the Company or any Company Subsidiary; (iv) no taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns has made a written claim, assertion or threat to the Company or such Company Subsidiary that the Company or such Company Subsidiary is or may be subject to taxation by such jurisdiction; (v) each of the Company and each Company Subsidiary has duly and timely withheld from payments made to creditors, Shareholders, independent contractors, employees and other third parties and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid over for all periods under all applicable Laws, and no amounts have been or would be required to be withheld with respect to the lapse of restrictions on Company Capital Stock or the capital stock of any Company Subsidiary; (vi) there are no liens or other Encumbrances with respect to Taxes on any of the property or Assets of the Company or any Company Subsidiary, other than liens for current Taxes not yet payable; (vii) there are no Tax rulings, requests for rulings or closing agreements relating to the Company or any Company Subsidiary that could affect the Liability for Taxes or the amount of taxable income of the Company or any

Company Subsidiary for any period (or portion of a period) after the date hereof; and (viii) any adjustment of Taxes of the Company or any Company Subsidiary made by the IRS in any examination that is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

            (b) None of the Company, any Company Subsidiary nor, to the knowledge of the Company, any other Person on behalf of the Company or any Company Subsidiary has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any Company Subsidiary; (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law; or
(iii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by the Company or any Company Subsidiary or has notice that a Governmental Entity has proposed in writing any such adjustment or change in accounting method.

            (c) There is no dispute or claim concerning any Tax Liability of the Company or any Company Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any directors or officers (or any employees responsible for Tax matters) of the Company or any Company Subsidiary have knowledge based on contact or correspondence with any agent of such authority.
Schedule 2.8(c) to the Company Disclosure Memorandum lists all Tax Returns filed with respect to the Company and each Company Subsidiary for taxable periods ended on or after the inception of the Company or each Company Subsidiary, as applicable, or any predecessor of the Company or any Company Subsidiary that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Acquiror correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary since the Company's inception.

            (d) Neither the Company nor any Company Subsidiary has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of Law).

            (e) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (f) Neither the Company nor any Company Subsidiary is a party to any Tax allocation or sharing agreement. Neither the Company nor any Company Subsidiary

(i) has been a member of a Tax Group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign Law) (other than a Tax Group the common parent of which was the Company) or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

            (g) The unpaid Taxes of the Company and the Company Subsidiaries as a whole (i) do not, as of the date of this Agreement, exceed the reserve for Tax liability set forth on the face (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Company Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time and operations in the ordinary course of business through the Closing Date. The Company Balance Sheet properly accrues in accordance with GAAP all Liabilities for Taxes of the Company and the Company Subsidiaries payable after the date thereof attributable to transactions and events occurring prior to such date.

            (h) All Options that the Company has treated as incentive stock options under Section 421 of the Code on its books and records meet the requirements of Section 422 of the Code (other than a failure by reason of disposition of the underlying Company Common Stock prior to the time periods set forth in Section 422(a)(1) of the Code).

2.9   Property

            (a) Neither the Company nor any Company Subsidiary owns any real property other than the leasehold interests described on Schedule 2.9(a) to the Company Disclosure Memorandum, which contains a complete and accurate list of all real property owned, leased or currently being used by the Company or any Company Subsidiary, other than real property leased by the Company or any Company Subsidiary for which monthly rent does not exceed $10,000 individually (the "Real Property"). The Company has delivered to Acquiror or its counsel true and complete copies of all written leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property and written summaries of the terms of any oral leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Real Property is subject.

            (b) Schedule 2.9(b) to the Disclosure Memorandum contains a complete and accurate list of each item of personal property having a fair market value in excess of $50,000 that is owned, leased, rented or used by the Company or any Company Subsidiary other than Technology and IP Rights (each such item, "Personal Property"); provided, however, that such list need not describe the Technology or the IP Rights. The Company has delivered to Acquiror true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Personal Property is subject.

            (c) The Real Property and the Personal Property include all the properties and Assets (other than Personal Property rights with an individual fair market value of less than $50,000) reflected in the Company Balance Sheet (except for such properties or Assets sold since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice) and all the properties and Assets purchased by the Company or any Company Subsidiary since the date of the Company Balance Sheet (other than Personal Property rights with an individual value of less than $50,000). The Real Property and the Personal Property include all material property used in the business of the Company and the Company Subsidiaries. To the knowledge of the Company, the offices and other structures of the Company and each Company Subsidiary and their respective Personal Property comply in all material respects with applicable safety and other Laws and regulations.

            (d) The leasehold interest of the Company and each Company Subsidiary in each parcel of the Real Property is free and clear of all Encumbrances, except for Encumbrances created by the lessor of such parcel of Real Property with respect to any interest therein and Encumbrances related to Taxes not yet due and payable. Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto and, to the knowledge of the Company, against any other Person with an interest in such Real Property, the Company (or the applicable Company Subsidiary) has performed in all material respects all obligations imposed on it thereunder, and neither the Company (or the applicable Company Subsidiary) nor, to the knowledge of the Company, any other party thereto is in default thereunder, and, to the knowledge of the Company, there is no event that with notice or lapse of time, or both, would constitute a default thereunder by the Company (or the applicable Company Subsidiary) or, to the knowledge of the Company, by any other party. Neither the Company nor the Company Subsidiary has granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

            (e) The Personal Property is free and clear of all Encumbrances, and, other than leased Personal Property that is so noted on Schedule 2.9(b), the Company owns such Personal Property. Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, each of the Company or the applicable Company Subsidiary has performed in all material respects all obligations imposed on it thereunder, neither the Company (or the applicable Company Subsidiary) nor, to the knowledge of the Company, any other party thereto is in default thereunder, and there is no event that with notice or lapse of time, or both, would constitute a default by the Company or, to the knowledge of the Company, any other party. Neither the Company nor any Company Subsidiary has granted any lease, sublease, tenancy or license of any portion of the Personal Property, except in the ordinary course of business.

            (f) The execution and delivery of this Agreement and the other Operative Documents and the performance of the obligations of the Company hereunder and thereunder will not constitute a default under any lease or sublease of any Real Property or Personal Property and do not require the consent of any other party to any lease or sublease of any Real Property or Personal Property, except for those consents listed on Schedule 2.9(f) to the Company Disclosure Memorandum (the "Property Consents"), which list shall contain consents with respect to all leases and subleases of Real Property and Personal Property for which a consent to assignment would be required under the terms thereof.

2.10  Contracts

      2.10.1 Material Contracts

            (a) Schedule 2.10.1 to the Company Disclosure Memorandum contains a complete and accurate list (other than the IP Rights listed on Schedule 2.15.6 to the Company Disclosure Memorandum) of all Material Contracts. All the Material Contracts are valid, binding and enforceable in accordance with their terms against the Company (or the applicable Company Subsidiary) and, to the knowledge of the Company, each party thereto, and are in full force and effect. The Company (or the applicable Company Subsidiary) has performed in all material respects all obligations imposed on it thereunder, and neither the Company (or the applicable Company Subsidiary) nor, to the knowledge of the Company, any other party thereto is in default thereunder and, to the knowledge of the Company, there is no event that with notice or lapse of time, or both, would constitute a default by the Company (or the applicable Company Subsidiary) or, to the knowledge of the Company, any other party thereunder, except for any default or event that would not reasonably be expected to result in a Company Material Adverse Effect. True and complete copies of each such written Material Contract (or written summaries of the terms of any such oral Material Contract) have been delivered to Acquiror by the Company. Neither the Company nor any Company Subsidiary has any:

                  (i) contracts with directors, officers, Shareholders, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that cannot be canceled by the Company (or the applicable Company Subsidiary) within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company or any Company Subsidiary;

                  (ii) employment agreement, whether express or implied, or any other agreement for services that contains severance or termination pay Liabilities;

                  (iii) noncompetition agreement or other arrangement that would prevent the Company or any Company Subsidiary from carrying on its business anywhere in the world;

                  (iv) notice that any party to a Material Contract intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

                  (v) material dispute with any of its suppliers, customers, distributors, OEM resellers, licensors or licensees;

                  (vi) product distribution agreement, development agreement or license agreement as licensor or licensee (except for standard nonexclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to Acquiror, or standard licenses purchased by the Company for off-the-shelf software);

                  (vii) joint venture contract or arrangement or any other agreement that involves a sharing of profits with other Persons;

                  (viii) instrument evidencing indebtedness for borrowed money by way of a direct loan, sale of debt securities, purchase money obligation, conditional sale or guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Company Financial Statements; or

                  (ix) agreements or commitments to provide indemnification.

      2.10.2 Required Consents

      The execution and delivery of this Agreement and the performance of the obligations of the Company hereunder will not constitute a default under any Material Contract and do not require the consent of any other party to any Material Contract, except for those consents listed on Schedule 2.10.2 to the Company Disclosure Memorandum, which list shall include consents with respect to all Material Contracts for which a consent to assignment would be required under the terms thereof (the "Contract Consents").

2.11  Corporate Books and Records

      The Company has furnished to Acquiror or its Representatives for their examination true and complete copies of (a) the Company Articles of Incorporation and Company Bylaws and the comparable charter documents of each Company Subsidiary as currently in effect, including all amendments thereto, (b) the minute books of the Company and each Company Subsidiary, and (c) the stock transfer books of the Company and each Company Subsidiary. Such minutes reflect all meetings of the Shareholders, the shareholder of each Company Subsidiary, the Board of Directors of the Company and each Company Subsidiary (and any committees thereof) since the inception of the Company, and such minutes accurately reflect in all material respects the actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company and each Company Subsidiary since the inception of the Company or the applicable Company Subsidiary, as applicable.

2.12  Claims and Legal Proceedings

      There are no claims, actions, suits, arbitrations, investigations or proceedings pending or involving or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before or by any Governmental Entity, or any other Person. There are no outstanding or unsatisfied Orders to which the Company or any Company Subsidiary is a party. Schedule 2.12 to the Company Disclosure Memorandum sets forth a description of any material disputes involving the Company or any Company Subsidiary that have been settled or resolved by litigation or arbitration since the Company's inception.

2.13  Labor and Employment Matters

      There are no material labor disputes, employee grievances or disciplinary actions pending or, to the knowledge of the Company, threatened against or involving the Company, any Company Subsidiary or any of their respective present or former employees. The Company and each Company Subsidiary have complied with all provisions of Law relating to employment and employment practices, terms and conditions of employment, wages and hours, except for such instances of noncompliance as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is engaged in any unfair labor practice, and neither the Company nor any Company Subsidiary has any liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of Law. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has experienced any work stoppage or other labor difficulty since its incorporation. No collective bargaining agreement is binding on the Company or any Company Subsidiary. To the knowledge of the Company, no organizational efforts are presently being made or threatened in writing by or on behalf of any labor union with respect to employees of the Company or any Company Subsidiary. Each employee, officer and consultant of the Company and each Company Subsidiary has executed a nondisclosure agreement in the form provided to Acquiror. To the knowledge of the Company, no employee (or Person performing similar functions) of the Company or any Company Subsidiary is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company, the applicable Company Subsidiary or any other party. Schedule 2.13 to the Company Disclosure Memorandum lists (a) the names and current compensation amounts of all directors and officers of the Company and each Company Subsidiary; (b) the wage rates for nonsalaried and nonofficer salaried employees of the Company and each Company Subsidiary by classification, and all union contracts (if any); and (c) the names and current compensation packages of all independent contractors and consultants of the Company and each Company Subsidiary. Neither the Company nor any Company Subsidiary is in default with respect to any of its obligations referred to in clause (b) above and has no, and will not incur any, material obligation or liability for severance or back pay owed through or by virtue of the Merger. All employees of the Company and each Company Subsidiary are employed on an "at will" basis, and are eligible to work and are lawfully employed in the jurisdiction in which they are employed.

2.14  Employee Benefit Plans

      2.14.1 Employee Benefit Plan Listing

      Schedule 2.14.1 to the Company Disclosure Memorandum contains a complete and accurate list and description of all Company Benefit Plans. Neither the Company nor any Company Subsidiary has any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, fund, policy, program, contract, arrangement or payroll practice, or to modify or amend any existing Company Benefit Plan (except routine administrative charges as may be required by Law). There has been no amendment, interpretation or other announcement (written or oral) by the Company, any Company Subsidiary or any other Person relating to, or change in participation or coverage under, any Company Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining the Company Benefit Plans. The terms of each Company Benefit Plan permit the Company (or the applicable Company Subsidiary) to amend or terminate such Company Benefit Plan at any time and for any reason without penalty or material expense.

      2.14.2 Documents Provided

      The Company has delivered to Acquiror true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Company Benefit Plans (and all amendments thereto), along with, to the extent applicable to each particular Company Benefit Plan, the following documents: (a) copies of the last annual reports (Form 5500 series) filed with respect to such Company Benefit Plan; (b) copies of the summary plan descriptions, summaries of material modifications and all material employee manuals or communications filed or distributed with respect to such Company Benefit Plan; (c) copies of all contracts and agreements (and any amendments thereto) relating to such Company Benefit Plan, including, but not limited to, trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (d) the most recent determination letter issued by the IRS with respect to such Company Benefit Plan; (e) all written communications relating to the amendment, creation or termination of such Company Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in a material liability to the Company or any Company Subsidiary since the date of the most recently completed and filed annual report; (f) all material correspondence to or from any Governmental Entity relating to such Company Benefit Plan; (g) the form of all COBRA and HIPAA forms and notices currently in use; and (h) all coverage and nondiscrimination tests performed with respect to such Company Benefit Plan in the last three fiscal years.

      2.14.3 Compliance

      With respect to each Company Benefit Plan, (a) such Company Benefit Plan is, and at all times since its inception has been, maintained, administered, operated and funded in accordance with its terms and in material compliance with all applicable requirements of all applicable Laws and Orders, including, but not limited to, ERISA and the Code; (b) the Company, each Company

Subsidiary, each fiduciary of such Company Benefit Plan and all other Persons have, at all times, properly performed all obligations, whether arising by operation of Law or by contract, required to be performed by any of them in connection with such Company Benefit Plan; (c) all reports, Tax Returns, information returns and other information relating to such Company Benefit Plan required to be filed with any Governmental Entity have been accurately, timely and properly filed; (d) all material notices, statements, reports and other disclosure required to be given or made to participants in such Company Benefit Plan or their beneficiaries have been accurately, timely and properly disclosed or provided; (e) none of the Company, any Company Subsidiary or any other fiduciary of such Company Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable Law; (f) no transaction or event has occurred or, to the knowledge of the Company, is threatened or about to occur (including, without limitation, any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a nonexempt prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code; and (g) no transaction, event or omission has occurred or failed to occur, or is reasonably expected by the Company to occur or to fail to occur (including, without limitation, any of the transactions contemplated in or by this Agreement or any other Operative Document) that could subject the Company, any Company Subsidiary, Acquiror, Merger Sub or any of their Affiliates, directly or indirectly, to a tax, fine, penalty or related charge under ERISA, the Code or any applicable Law or Order with respect to such Company Benefit Plan or pursuant to any indemnification related to such Company Benefit Plan.

      2.14.4 Qualification

      To the knowledge of the Company, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is, and at all times since inception has been, so qualified and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Code, and each such Company Benefit Plan will be submitted to the IRS prior to the expiration of the applicable remedial amendment period, or upon such Company Benefit Plan's termination. To the knowledge of the Company, nothing has occurred with respect to each such Company Benefit Plan, and no circumstances exist or are reasonably expected by the Company to occur, that could adversely affect the qualification or exemption of such Company Benefit Plan or its related trust.

      2.14.5 Contributions and Premium Payments

      All contributions, premiums and other payments due or required to be paid to (or with respect to) each Company Benefit Plan have been timely paid or, if not yet due, have been accrued and identified in the Company Balance Sheet.

      2.14.6 Related Employers

      Neither the Company nor any Company Subsidiary is, nor have either of the Company or any Company Subsidiary ever been, a member of (a) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (b) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (c) an affiliated service group, within the meaning of Section 414(m) of the Code, or (d) any other group of Persons treated as a single employer under Section 414(o) of the Code.

      2.14.7 Multiemployer and Title IV Plans

      Neither the Company nor any Company Subsidiary maintains or contributes to, nor have either the Company or any Company Subsidiary ever maintained or contributed to (or been obligated to contribute to), any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code, any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code or any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

      2.14.8 Post-Termination Benefits

      None of the Company, any Company Subsidiary or any Company Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than (a) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, (b) retirement benefits under any Company Benefit Plan that is qualified under Section 401(a) of the Code, (c) deferred compensation that is accrued as a current liability on the Company Financial Statements and (d) group life insurance benefits covering current employees.

      2.14.9 Suits, Claims and Investigations

      There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to (or against the Assets of) any Company Benefit Plan, and, to the knowledge of the Company, there is no basis for any such action, suit or claim. No Company Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL or any other Governmental Entity and, to the knowledge of the Company, no such action is contemplated or under consideration by the IRS, the DOL or any other Governmental Entity.

      2.14.10 Payments Resulting From Transactions

      Neither the execution and delivery of this Agreement or any other Operative Document nor the consummation of the transactions contemplated by this Agreement or any other Operative Document will, either alone or in connection with any other action or event, (a) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, any Company Subsidiary or Acquiror or any of their Affiliates or any Company Benefit Plan,
(b) otherwise increase the amount of compensation due to any individual, (c) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Company Benefit Plan, or (d) require the Company, any

Company Subsidiary, Acquiror or any of their Affiliates to transfer or set aside any Assets to fund or otherwise provide for any benefits for any individual.

      2.14.11 Foreign Employee Benefit Plans

      Schedule 2.14.11 to the Company Disclosure Memorandum lists all Company Benefit Plans that are maintained outside the United States and that are subject to any Law or regulation of any foreign country (the "Foreign Plans"). Each Foreign Plan has complied with all Laws and regulations applicable to such Foreign Plan.

2.15  Intellectual Property

      2.15.1 General

      Each of the Company and each Company Subsidiary owns or is licensed and has all rights in and to the following as required to conduct its business as now conducted: (a) the Technology-Related Assets; and (b) all intellectual property and other proprietary rights in the Technology-Related Assets, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, copyrights and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith. Schedule 2.15.1 sets forth a list of by Company Subsidiary of any Technology-Related Assets owned by any Company Subsidiary (except for the Off-the-Shelf Technology).

      2.15.2 Company Products

      Schedule 2.15.2 to the Company Disclosure Memorandum sets forth a list of all Products.

      2.15.3 Company Technology

      Except for the Third-Party Technologies, the Company owns all right, title and interest in and to the Technology free and clear of all Encumbrances.

      2.15.4 Third-Party Technology

      Schedule 2.15.4 to the Company Disclosure Memorandum sets forth a list of all Third-Party Technologies and all Third-Party Licenses (except for Off-the-Shelf Technology and Third Party Licenses with respect thereto), indicating, with respect to each of the Third-Party Technologies listed therein, the owner thereof, the Third-Party License applicable thereto and the expiration or termination date thereof. The Company (or the applicable Company Subsidiary) has the lawful right to use (free of any material restriction not expressly set forth in the Third-Party Licenses) (a) all Third-Party Technology that is incorporated in or used in the development or production of the Company Technology and (b) all other Third-Party Technology necessary for the conduct of the business of the Company and each Company Subsidiary as now conducted. All Third-Party Licenses are valid, binding and in full force and effect, the Company (or the applicable Company Subsidiary) and, to the knowledge of the Company, each other party thereto has performed in all material respects its obligations thereunder, and neither the Company (or the applicable Company Subsidiary) nor, to the knowledge of the Company, any other party thereto is in default thereunder and, to the knowledge of the Company, there has not occurred any event or circumstance that, with notice or lapse of time or both, would constitute a default or event of default on the part of the Company (or the applicable Company Subsidiary) or, to the knowledge of the Company, any other party thereto, or give to any other party thereto the right to terminate or modify any Third-Party License, except where such default or right of termination or modification would not result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received notice that any party to any Third-Party License intends to cancel, terminate or refuse to renew (if renewable) such Third-Party License or to exercise or decline to exercise any option or right thereunder.

      2.15.5 Trademarks

      Schedule 2.15.5 to the Company Disclosure Memorandum sets forth a list of all Marks. The Company has full legal and beneficial ownership, free and clear of any Encumbrances, of all rights conferred by use of the Marks in connection with the Products or otherwise in the business of the Company and each Company Subsidiary and, as to those Marks that have been registered in the United States Patent and Trademark Office, by federal registration of the Marks.

      2.15.6 Intellectual Property Rights

      Schedule 2.15.6 to the Company Disclosure Memorandum sets forth a list of all IP Registrations. The Company owns all right, title and interest, free and clear of any Encumbrances, in and to the IP Registrations.

      2.15.7 Maintenance of Rights

      Neither the Company nor any Company Subsidiary has conducted its business, and neither the Company nor any Company Subsidiary has used or enforced (or, to its knowledge, failed to use or enforce) the IP Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the IP Rights or the IP Registrations, and neither the Company nor any Company Subsidiary has taken (or, to the knowledge of the Company, failed to take) any action that would result in the forfeiture or relinquishment of any IP Rights or IP Registrations, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment would have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has granted to any Person any rights or permissions to use any of the Technology or the IP Rights. To the knowledge of the Company, except pursuant to reasonably prudent safeguards, (a) no Person has received any confidential information relating to the Technology or the IP Rights and (b) neither the Company nor any Company Subsidiary is under any contractual or other obligation to disclose to any Person any Company Technology.

      2.15.8 Third-Party Claims

      Neither the Company nor any Company Subsidiary has received any written notice or claim challenging the ownership or rights of the Company or any Company Subsidiary in the Company Technology or the IP Rights or claiming that any other Person has any legal or beneficial ownership with respect thereto. All the IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use, and neither the Company nor any Company Subsidiary has received any written notice or claim challenging the validity or enforceability of any of the IP Rights. To the knowledge of the Company, no other Person is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the Company Technology.

      2.15.9 Infringement by the Company

      The use of any of the Technology in the business of the Company and the Company Subsidiaries as presently conducted does not and will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other Person, and there have been no claims made with respect thereto. The use of any of the Marks and other IP Rights in the business of the Company and the Company Subsidiaries as presently conducted will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other Person, and there have been no claims made with respect thereto. Neither the Company nor any Company Subsidiary has received any written notice or claim regarding any infringement, misappropriation, misuse, abuse or other interference with any third-party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the Company or any Company Subsidiary, the Technology or the Marks or other IP Rights, or claiming that any other Person has any claim of infringement with respect thereto.

      2.15.10 Confidentiality

      Neither the Company nor any Company Subsidiary has disclosed any source code regarding the Technology to any Person other than an employee or contractor of the Company or any Company Subsidiary who is under a written nondisclosure agreement in the form provided to Acquiror. Each of the Company and each Company Subsidiary has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the Technology. None of the Company, any Company Subsidiary or any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Technology. Neither the Company nor any Company Subsidiary has deposited any source code relating to the Technology into any source code escrows or similar arrangements. If, as disclosed on Schedule 2.15.10 to the Company Disclosure Memorandum, the Company or any Company Subsidiary has deposited any source code to the Technology into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

      2.15.11 Warranty Against Defects

      The Products, together with any and all codes, techniques, software tools, formats, designs and any and all updates, enhancements, corrections, modifications and improvements (other than software tools that do not ship with the Products), are free from known material defects and substantially conform to the applicable specifications, documentation and samples of such Products.

      2.15.12 Domain Names

      Schedule 2.15.12 to the Company Disclosure Memorandum sets forth a list of all Internet domain names used by the Company and each Company Subsidiary in its business. The Company (or the applicable Company Subsidiary) has, and after the Closing the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to such domain names, including, without limitation, all rights necessary to continue to conduct the Company's business as it is currently conducted.

      2.15.13 Participating Developers

      Schedule 2.15.13 to the Company Disclosure Memorandum contains a complete list of all Participating Developers, specifying for each the relationship between the Participating Developer and the Company or the applicable Company Subsidiary (e.g., employee, contractor, etc.), all dates during which the relationship was in effect and a list of any documents or other items relating to such relationship. The Company has furnished to Acquiror or its counsel full and complete copies of such documents and other items identified in Schedule
2.15.3. Each Participating Developer has signed a Confidential Information and Inventions Agreement in the form provided to Acquiror and, to the knowledge of the Company, such agreement legally, fully and effectively transfers to the named transferee any and all right, title and interest that the named Participating Developer may have or acquire in and to the IP Rights and the Technology.

      2.15.14 Indemnification

      Neither the Company nor any Company Subsidiary has entered into any agreement or offered to indemnify any Person against any charge that the business of the Company and the Company Subsidiaries as presently conducted, or the Technology or IP Rights, infringes or otherwise violates any intellectual property or other right of any Person. Neither the Company nor any Company Subsidiary has entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Technology or IP Rights.

      2.15.15 Restrictions on Intellectual Property

      None of the officers, employees, consultants, distributors, agents or other Representatives of the Company or any Company Subsidiary has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than the Company or the applicable Company Subsidiary.

2.16  Licenses, Permits, Authorizations, Etc.

      Each of the Company and each Company Subsidiary has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all Governmental Entities, the failure of which to obtain would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notifications from a Governmental Entity of any asserted present failure by it to have obtained any such governmental approval, authorization, consent, license, order, registration or permit, or any past and unremedied failure to obtain such items. Schedule 2.16 lists all governmental approvals, authorizations, consents, licenses, orders, registrations and permits each of the Company and each Company Subsidiary have received from a foreign Governmental Entity.

2.17  Compliance With Laws

      Each of the Company and each Company Subsidiary is in compliance with all Laws and Orders applicable to it, including, without limitation, all such Laws and Orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters and trading-with-the-enemy matters, except where the failure of the Company or such Company Subsidiary to so comply would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notification from a Governmental Entity of any asserted present or past unremedied failure by the Company or any Company Subsidiary to comply with any of such Laws or Orders.

2.18  Insurance

      Schedule 2.18 to the Company Disclosure Memorandum sets forth a true and correct list of all insurance policies maintained by the Company and each Company Subsidiary and includes the policy number, amount of coverage and contact information for each such policy. All insurance policies of the Company and each Company Subsidiary are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of Law currently applicable to the Company and each Company Subsidiary and of all agreements to which either the Company or any Company Subsidiary is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary has been refused any insurance with respect to its Assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

2.19  Brokers or Finders

      Except for the investment banking fees of the Independent Advisor pursuant to that certain engagement letter dated September 6, 2001, as amended on February 5, 2002, a copy of which (as amended) has been provided to Acquiror, the Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

2.20  Absence of Questionable Payments

      None of the Company, any Company Subsidiary nor any Representative or other Person acting on behalf of the Company or any Company Subsidiary has used any funds of the Company or any Company Subsidiary for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. None of the Company, any Company Subsidiary nor any Representative or other Person acting on behalf of the Company or any Company Subsidiary has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. Each of the Company and each Company Subsidiary has at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and all foreign Laws and regulations relating to prevention of corrupt practices and similar matters.

2.21  Customers and Suppliers

      Schedule 2.21 to the Company Disclosure Memorandum sets forth (a) a complete and accurate list of the customers of the Company and the Company Subsidiaries accounting for 5% or more of the revenues of the Company and the Company Subsidiaries, collectively, during the fiscal year last ended, showing the approximate total revenues from each such customer during the fiscal year last ended and (b) a complete and accurate list of the suppliers of the Company and the Company Subsidiaries from whom the Company (or the applicable Company Subsidiary) has purchased 5% or more of the goods or services purchased by the Company and the Company Subsidiaries, collectively, during the fiscal year last ended. Neither the Company nor any Company Subsidiary has received any written notice from any customer or supplier that would cause it, in its reasonable judgment, to expect any material modification to its relationship with any customer or supplier named on Schedule 2.21 to the Company Disclosure Memorandum.

2.22  Inventory

      All inventory of the Company and each Company Subsidiary, whether or not reflected in the Company Balance Sheet, consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Company Balance Sheet. All inventories not written off have been priced at the lower of cost or market price on a first-in, first-out basis.

2.23  Warranties, Returns and Complaints

            (a) Neither the Company nor any Company Subsidiary has extended any express guaranty, warranty or right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company and each Company Subsidiary, which are set forth in
Schedule 2.23 to the Company Disclosure Memorandum and (ii) manufacturers' warranties for which neither the Company nor any Company Subsidiary has any Liability. Schedule 2.23 to the Company Disclosure Memorandum sets forth the aggregate expenses incurred by the Company and the Company Subsidiaries, collectively, in fulfilling their obligations under any guaranty, warranty, right of return or indemnity provisions during each of the fiscal years covered by the Company Financial Statements.

            (b) The Company has received no written material customer complaints concerning the Products and has not had any of its Products returned by a purchaser thereof, other than minor, nonrecurring warranty problems.

2.24  Export Laws

      The Company is in compliance with all applicable export control laws and regulations, the noncompliance with which would have a Company Material Adverse Effect. The Company has (a) applied to the United States Commerce Department's Bureau of Export Administration (the "BXA") for export classification determinations for all of the Products which (i) incorporate any encryption functions, features or characteristics or (ii) include an interface to any other software products with encryption functions, features or characteristics and (b) received confirmation that such Products may be exported from the United States to each of the jurisdictions identified on Schedule 2.24 to the Company Disclosure Memorandum (the "Export Jurisdictions") without an export license, under authority of a license exception, in accordance with the Export Administration Regulations, 15 C.F.R. Parts 730-774. Schedule 2.24 also lists with respect to each Product: (y) the "Export Classification Control Number" and "Paragraph," any "License Exceptions Available," all "Country Chart Column Information" (reasons for control), and any specific comments from the BXA licensing officer from any communications with the BXA and (z) any submissions to the United States Department of State (Office of Defense Trade Controls). The Company has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all Governmental Entities necessary for the exportation from the United States to, and the importation from the United States into, each of the Export Jurisdictions.

2.25  Insider Interests

      No Shareholder or officer or director of the Company or any Company Subsidiary has any interest (other than as a Shareholder or a shareholder of any Company Subsidiary) (a) in any Real Property, Personal Property, Technology or IP Rights used in or directly pertaining to the business of the Company and the Company Subsidiaries, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to the Company, any Company Subsidiary, their present or prospective business or their operations. There are no agreements or legally binding understandings or proposed transactions between the Company or any Company Subsidiary and any of their officers, directors, greater-than-5% Shareholders, Affiliates or, to the Company's knowledge, any Affiliate thereof. None of the Company, any Company Subsidiary nor the officers and directors of the Company or any Company Subsidiary have any interest as an employee, officer, director, shareholder, agent, independent contractor, security holder or consultant in any entity, including, without limitation, any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise), other than passive ownership of capital stock comprising less than 5% of such entity, that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same or competitive with any activity or business in which the Company and the Company Subsidiaries are now engaged or (ii) is a supplier, customer or creditor of the Company or any Company Subsidiary.

2.26  Compliance With Environmental Laws

            (a) The Company possesses, and is in compliance in all material respects with, all permits, licenses and government authorizations and has filed all notices that are required under Environmental Laws applicable to the Company, and the Company is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any Law, Order, notice, permit or demand letter issued, entered, promulgated or approved thereunder, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

            (b) The Company has not received written notice of actual or threatened liability under CERCLA or any similar state or local statute or ordinance from any Person.

            (c) The Company has not entered into or agreed to, and the Company is not subject to any Order relating to, compliance with any applicable Environmental Laws.

            (d) Neither the Company nor any Company Subsidiary has received written notice that it is subject to any Liability incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any of its employees, agents or Representatives.

2.27  Information Supplied by the Company

      All information supplied by the Company for inclusion in the Permit Application or the Hearing Notice and the Information Statement, if Acquiror files a Permit Application pursuant to Section 6.9, shall not, at the time the Permit Application is filed with the Commissioner, at the time of the mailing of the Hearing Notice, at the time of the Hearing or at the time the Issuance

Permit is issued, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein nor necessary in order to make the statements therein not misleading. All information supplied by the Company for inclusion in the Proxy Statement/Prospectus or the Registration Statement, if Acquiror files a Registration Statement pursuant to Section 6.10, shall not at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding anything in this Section 2.27 to the contrary, the Company makes no representations or warranties regarding information furnished by or related to Acquiror or Merger Sub.

    ARTICLE III - REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

      Except as is otherwise set forth with appropriate section references to the Acquiror Disclosure Memorandum, and in order to induce the Company and the Management Shareholders to enter into and perform this Agreement and the other Operative Documents, Acquiror and Merger Sub jointly and severally represent and warrant to the Company as follows in this Article III.

3.1   Organization

      Acquiror and each Subsidiary of Acquiror (including Merger Sub) (a) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation; (b) has all requisite corporate power and authority to own, operate and lease its properties and Assets and to carry on its respective business as now conducted; and (c) is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of its properties occupied, owned or held under lease or the nature of the business it conducts makes such qualification or licensing necessary, except where the failure to be so qualified and licensed or in good standing would not have an Acquiror Material Adverse Effect. Acquiror has made available a true and correct copy of its Restated Certificate of Incorporation and Restated Bylaws (via EDGAR) and of the Articles of Incorporation and Bylaws of Merger Sub, each as amended to date, to counsel for the Company. All the issued and outstanding shares of capital stock of each Subsidiary of Acquiror are held of record and beneficially by Acquiror.

3.2   Enforceability

      Each of Acquiror and Merger Sub has full corporate power and authority to execute, deliver and perform this Agreement and the other Operative Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby. All corporate action on the part of Acquiror and Merger Sub and their respective officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which Acquiror or Merger Sub is a party, the consummation of the Merger and the performance of all their respective obligations under this Agreement and the other Operative Documents to which Acquiror or Merger Sub is a party has been taken. This

Agreement has been, and each of the other Operative Documents to which Acquiror or Merger Sub is a party will have been at the Closing, duly executed and delivered by Acquiror and Merger Sub, as applicable, and this Agreement is, and each of the other Operative Documents to which Acquiror or Merger Sub is a party will be at the Closing, a legal, valid and binding obligation of Acquiror or Merger Sub, as applicable, enforceable against Acquiror or Merger Sub, as applicable, in accordance with its terms, except as to the effect, if any, of the Enforceability Exceptions.

3.3   Valid Issuance

      Acquiror has a sufficient number of authorized and unissued shares of Acquiror Common Stock reserved for issuance to complete the transactions contemplated by this Agreement. The Acquiror Common Stock that constitutes the Stock Portion has been duly authorized and, upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

3.4   Capitalization; Nasdaq Listing

      The authorized capital stock of Acquiror consists of 80,000,000 shares of Acquiror Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of January 31, 2002, (a) 27,149,563 shares of Acquiror Common Stock were issued and outstanding, (b) options to purchase 4,889,813 shares of Acquiror Common Stock were outstanding and (c) no shares of preferred stock of Acquiror were issued and outstanding. The Acquiror Common Stock is quoted and traded on Nasdaq, no suspension of trading in the Acquiror Common Stock is in effect or, to Acquiror's knowledge, threatened, and the Acquiror Common Stock meets the criteria for listing and trading on Nasdaq.

3.5   No Approvals; No Conflicts

      The execution, delivery and performance by each of Acquiror and Merger Sub, as applicable, of this Agreement and the other Operative Documents, the consummation by it of the transactions contemplated hereby and thereby and the performance by Acquiror and Merger Sub of its obligations pursuant to this Agreement and the other Operative Documents to which it is a party will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of Law or any Order applicable to Acquiror or Merger Sub; (b) require any consent, approval or authorization of or declaration, filing or registration with, any Person, except (i) compliance with applicable securities Laws as contemplated by Sections 6.9 and 6.10, (ii) the filing of all documents necessary to consummate the Merger with the California Secretary,
(iii) the approval by the Shareholders of the transactions contemplated hereby, as provided under California Law and the Company Articles of Incorporation and Company Bylaws and (iv) the filing with Nasdaq of a Notification Form for Listing of Additional Shares with respect to the Stock Portion; (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other Encumbrance or Liability to which Acquiror or any of its Subsidiaries is a party or by which it is bound or to which any Assets of Acquiror or any of its Subsidiaries are subject; or (d) conflict with or result in a breach of or constitute a default under any provision of the Restated Certificate of Incorporation or Restated Bylaws of Acquiror or the Articles of Incorporation or Bylaws of Merger Sub.

3.6   SEC Documents

      Acquiror has previously made available (via EDGAR) to the Company and each of the Shareholders who executed a Shareholders Agreement true and complete copies of the Acquiror SEC Reports. As of their respective dates, the Acquiror SEC Reports were prepared in all material respects in accordance with the Securities Act or the Exchange Act, as the case may be. The financial statements of Acquiror included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted under Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Acquiror and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Acquiror's operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, to normal and recurring year-end audit adjustments). As of the date hereof, Acquiror has no Liabilities that are not fully reflected or reserved against in its most recently publicly filed balance sheet and that would be required under GAAP to be reflected or reserved, except
(a) Liabilities incurred since the date of such balance sheet in the ordinary course of business, (b) Liabilities arising out of the transactions contemplated by this Agreement and (c) Liabilities that would not reasonably be expected to result in an Acquiror Material Adverse Effect.

3.7   Absence of Certain Changes

      Since September 30, 2001 and as of the date hereof, (a) Acquiror has not suffered any Acquiror Material Adverse Effect; (b) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business; (c) purchased or sold, transferred or otherwise disposed of any of its material properties or Assets other than sales of inventory in the ordinary course of business; (d) made any change in accounting methods or practices or internal control procedure (other than as required by GAAP); or (e) agreed, in writing or otherwise, to take any action described in this Section 3.7, except as disclosed in the Acquiror SEC Reports filed prior to the date of this Agreement.

3.8   Information Supplied by Acquiror

      All information supplied by Acquiror or Merger Sub for inclusion in the Permit Application, the Hearing Notice and the Information Statement, if Acquiror files a Permit Application pursuant to Section 6.9, shall not, at the time the Permit Application is filed with the Commissioner, at the time of the mailing of the Hearing Notice, at the time of the Hearing or at the time the Issuance Permit is issued, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. All information supplied by Acquiror or Merger Sub for inclusion in the Proxy Statement/Prospectus or the Registration Statement, if Acquiror files a Registration

Statement pursuant to Section 6.10, shall not, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding anything in this Section 3.8 to the contrary, Acquiror and Merger Sub make no representations or warranties regarding information furnished by or related to the Company or the Shareholders.

3.9   Brokers or Finders

      Acquiror has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of Acquiror, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby that would result in a claim against the Company or the Shareholders.

  ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR AND MERGER SUB

      The obligation of Acquiror and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived in writing exclusively by Acquiror:

4.1   Accuracy of Representations and Warranties

      Except for changes contemplated by this Agreement and the other Operative Documents, the representations and warranties of the Company set forth in this Agreement (a) that are qualified as to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of immediately prior to the Effective Time (except to the extent such representations and warranties shall refer to a specific date, in which case such representations and warranties shall have been true and correct as of such date) with the same force and effect as if then made, and (b) that are not qualified as to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of immediately prior to the Effective Time (except to the extent such representations and warranties shall refer to a specific date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if then made, except that clause (b) shall be deemed to be satisfied so long as (i) any failures of such representations and warranties to be true and correct, taken together, do not have a Company Material Adverse Effect and (ii) either (A) such representations and warranties are true and correct in all material respects or
(B) any failure of such representations and warranties to be true and correct, taken together, do not have a material adverse effect on the operation and integration of the business of the Company as proposed to be conducted and integrated by Acquiror and the Surviving Corporation after the Effective Time, the integration of the Products with the products of Acquiror and the sale of those Products after the Effective Time.

4.2   Performance of Agreements

      The Company shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by it at or prior to the Closing.

4.3   Compliance Certificate

      Acquiror shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Acquiror, (a) certifying that the conditions to the obligations of Acquiror and Merger Sub in Sections 4.1, 4.2, 4.11 and 4.12 have been fulfilled and (b) verifying the accuracy of the information contained in the Company Expenses Estimate and the Merger Consideration Spreadsheet.

4.4   Proceedings and Documents; Secretary's Certificate

      Acquiror shall have received a certificate of the Secretary of the Company, in form and substance reasonably satisfactory to Acquiror, as to the authenticity and effectiveness of the actions of the Board of Directors of the Company and the Shareholders and the authorization of the Merger and the transactions contemplated by this Agreement and the other Operative Documents. Copies of (a) the Company Articles of Incorporation, as amended by the Articles Amendment, certified by the California Secretary, (b) the Company Bylaws, certified by the Secretary of the Company, and (c) the resolutions of the Board of Directors and the Shareholders relating to the transactions contemplated by this Agreement and the other Operative Documents shall be attached to such certificate.

4.5   Approvals and Consents

      All transfers of permits or licenses and all approvals of or notices to Governmental Entities, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby, or for the continued operation of the Company, shall have been obtained and all waiting periods specified by Law shall have expired or been terminated.

4.6   Compliance With Laws

      The effectiveness of the Merger and the performance by Acquiror, Merger Sub, the Company and the Management Shareholders of their respective obligations pursuant to this Agreement and the other Operative Documents shall be legally permitted by all Laws to which Acquiror, Merger Sub, the Company and the Management Shareholders are subject.

4.7   Legal Proceedings

      No Order of any Governmental Entity shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding being brought, or to be brought, by a

Governmental Entity shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or any other Operative Document.

4.8   Material Adverse Change

      Since the date of this Agreement and through the Closing, there shall not have occurred any Company Material Adverse Effect.

4.9   Effectiveness of Permit or Registration Statement

      The Commissioner shall have issued the Issuance Permit or, in the alternative, in the event that Acquiror and the Company shall have filed the Registration Statement pursuant to Section 6.10, the SEC shall have declared the Registration Statement effective in accordance with the provisions of the Securities Act. The Commissioner shall not have revoked or otherwise invalidated the Issuance Permit and no proceeding for that purpose shall have been initiated or threatened in writing by the Commissioner. In the event Acquiror and the Company shall have filed the Registration Statement, no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC.

4.10  Shareholder Approval

      The principal terms of this Agreement and the Articles Amendment shall have been approved by the Shareholders as required by the Company Articles of Incorporation and applicable Law.

4.11 Exercise or Termination of Company Warrants and Company Stock Rights; Conversion of Convertible Securities

      Any and all Company Warrants shall have been exercised or shall have been terminated, as the case may be, prior to the Effective Time.

4.12  Termination of Certain Agreements

      The Company's Third Amended and Restated Shareholders Agreement dated December 14, 2000 and Second Amended and Restated Voting Agreement dated December 14, 2000 shall have terminated and shall be of no further force and effect. Any and all other rights of refusal, co-sale rights and registration rights for the benefit of the holders of Company Capital Stock or Company Stock Rights, if any, set forth in the Company Disclosure Memorandum shall have terminated.

4.13  Notice Of Non U.S. Real Property Holding Corporation Status

      Acquiror shall have received from the Company, pursuant to Section 1445 of the Code, a Form of Notice Of Non U.S. Real Property Holding Corporation Status in the form attached hereto as Exhibit B.

4.14  Tax Clearance Certificates

      The Company shall have provided to Acquiror tax clearance certificates from those states, including, but not limited to, California, in which the Company is engaged in business.

4.15  Consents to Merger

      The Company shall have received and shall have delivered to Acquiror or its counsel the Property Consents and the Contract Consents listed on Schedule
4.15 to the Company Disclosure Memorandum, which consents shall be reasonably satisfactory in all respects to Acquiror.

4.16  Resignations

      Acquiror and Merger Sub shall have received a copy of the resignation, effective as of the Effective Time, of each of the directors and officers of the Company.

4.17  Employee Confidentiality and Invention Agreements

      Each of the Retained Employees shall have executed the WatchGuard Technologies, Inc. California form of Proprietary Information and Invention Agreement and each such agreement shall be in full force and effect on the Closing Date.

4.18  Employment Agreements

      Each of the Key Employees shall have executed and delivered to Acquiror an Employment Agreement substantially in the form attached hereto as Exhibit C containing substantially the financial terms with respect to such Key Employee set forth on Annex III hereto and terminating such Key Employee's existing employment agreement with the Company.

4.19  Acceleration Amendments

      Each Acceleration Holder shall have executed the Acceleration Amendment.

4.20 Delivery of Audited Financial Statements, Company Expense Estimate and Merger Consideration Spreadsheet

      No fewer than five days prior to the Closing Date, the Company shall have delivered to Acquiror (a) the Audited Financial Statements, (b) the Company Expenses Estimate and (c) the Merger Consideration Spreadsheet.

4.21  [*]

      [*]

--------------------

     *     Confidential treatment requested.

4.22  Opinion of Counsel for the Company

      Acquiror shall have received the opinion letter of Wilson Sonsini Goodrich & Rosati Professional Corporation, counsel for the Company, dated the Closing Date, in the form attached hereto as Exhibit D.

4.23  Acquiror Shareholder Approval

      None of the Merger, the issuance of shares of Acquiror Common Stock comprising the Stock Portion nor the transactions contemplated by this Agreement shall trigger any requirement for a vote by the Shareholders of Acquiror (after giving effect to the adjustments contemplated by Section 1.7.1(f)).

4.24  [*]

      [*]

         ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

      The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction of the following conditions, any of which may be waived in writing exclusively by the Company.

5.1   Accuracy of Representations and Warranties

      Except for changes contemplated by this Agreement and the other Operative Documents, the representations and warranties of Acquiror and Merger Sub set forth in this Agreement (a) that are qualified as to Acquiror Material Adverse Effect shall be true and correct as of the date of this Agreement and as of immediately prior to the Effective Time (except to the extent such representations and warranties shall refer to a specific date, in which case such representations and warranties shall have been true and correct as of such date) with the same force and effect as if then made and (b) that are not qualified as to Acquiror Material Adverse Effect shall be true and correct as of the date of this Agreement and immediately prior to the Effective Time (except to the extent such representations and warranties shall refer to a specific date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if then made, except that clause (b) shall be deemed to be satisfied so long as any failures of such representations and warranties to be true and correct, taken together, do not have an Acquiror Material Adverse Effect.

--------------------

     *     Confidential treatment requested.

5.2   Performance of Agreements

      Acquiror and Merger Sub shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by them at or prior to the Closing.

5.3   Compliance Certificate

      The Company shall have received a certificate of an officer of Acquiror, dated the Closing Date, in form and substance reasonably satisfactory to the Company, certifying that the conditions to the obligations of the Company in Sections 5.1, 5.2 and 5.10 have been fulfilled.

5.4   Proceedings and Documents; Secretary's Certificate

      The Company shall have received a certificate of the Secretary of each of Acquiror and Merger Sub, in form and substance reasonably satisfactory to the Company, as to the authenticity and effectiveness of the actions of the Board of Directors of each of Acquiror and Merger Sub and of the sole shareholder of Merger Sub and the authorization of the Merger and the transactions contemplated by this Agreement and the other Operative Documents. Copies of (a) the Restated Certificate of Incorporation of Acquiror, certified by the Secretary of State of the state of Delaware, (b) the Articles of Incorporation of Merger Sub certified by the California Secretary, (c) the Bylaws of each of Acquiror and Merger Sub, certified by the Secretary of Acquiror or Merger Sub, as applicable, and (d) the resolutions of the Board of Directors of each of Acquiror, Merger Sub and the sole shareholder of Merger Sub, relating to the transactions contemplated by this Agreement and the other Operative Documents shall be attached to such certificate.

5.5   Approvals and Consents

      All transfers of permits or licenses and all approvals of or notices to Governmental Entities, the granting or delivery of which is necessary on the part of Acquiror and Merger Sub for the consummation of the transactions contemplated hereby, shall have been obtained and all waiting periods specified by Law shall have expired or been terminated.

5.6   Compliance With Laws

      The effectiveness of the Merger and the performance by Acquiror, Merger Sub, the Company and the Shareholders of the obligations hereunder and under the other Operative Documents shall be legally permitted by all Laws to which Acquiror, Merger Sub, the Company and the Shareholders are subject.

5.7   Legal Proceedings

      No Order of any Governmental Entity shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding being brought, or to be brought, by a Governmental Entity shall be pending or threatened which would enjoin, restrain, condition or prevent the consummation of the transactions contemplated by this Agreement or any other Operative Document.

5.8   Effectiveness of Permit or Registration Statement

      The Commissioner shall have issued the Issuance Permit or, in the alternative, in the event that Acquiror and the Company shall have filed the Registration Statement pursuant to Section 6.10, the SEC shall have declared the Registration Statement effective in accordance with the provisions of the Securities Act. The Commissioner shall not have revoked or otherwise invalidated the Issuance Permit and no proceeding for that purpose shall have been initiated or threatened in writing by the Commissioner. In the event Acquiror and the Company shall have filed the Registration Statement, no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC.

5.9   Shareholder Approval

      The principal terms of this Agreement and the Articles Amendment shall have been approved by the Shareholders as required by the Company Articles of Incorporation and applicable Law.

5.10  Material Adverse Change

      Since the date of this Agreement and through the Closing, there shall not have occurred any Acquiror Material Adverse Effect.

5.11  Opinion of Counsel for Acquiror and Merger Sub

      The Company shall have received the opinion letter of Orrick, Herrington & Sutcliffe LLP, counsel to Acquiror and Merger Sub, dated the Closing Date, in the form attached hereto as Exhibit E.

                             ARTICLE VI - COVENANTS

      The parties covenant and agree as set forth in this Article VI.

6.1   Conduct of Business by the Company Pending the Merger

      Unless Acquiror shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned) and except as otherwise contemplated by this Agreement or as set forth in the Company Disclosure Memorandum, the Company covenants and agrees to conduct the Company's business between the date of this Agreement and the Effective Time in, and only in, and the Company shall not take any action except in, the ordinary course of business and consistent with past practice and in accordance with applicable Law; and the Company shall use its commercially reasonable efforts to preserve intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with, and the goodwill of, customers, suppliers and other Persons with which the Company has significant business relations. By way of amplification and not limitation, except as otherwise contemplated by this Agreement or as set forth in the Company Disclosure Memorandum, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Acquiror (which agreement shall not be unreasonably withheld, delayed or conditioned):

            (a) amend or otherwise change the Company Articles of Incorporation or Bylaws (other than the Articles Amendment);

            (b) except for the issuance of shares of Company Capital Stock upon the exercise or conversion of currently outstanding Company Stock Rights and the grant of not more than 250,000 Options in the aggregate and not more than 20,000 Options to a single employee, in each case in the ordinary course and consistent with past practice, issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of (i) any shares of Company Capital Stock, (ii) any Company Stock Rights or (iii) any Assets of the Company, except in the ordinary course of business and consistent with past practice;

            (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any shares of Company Capital Stock;

            (d) except for the repurchase at cost of Company Capital Stock from departing employees in the ordinary course of business and consistent with past practice, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock or other securities;

            (e) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or Assets) any corporation, partnership, other business organization or division thereof or any material amount of Assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances other than in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) authorize any single capital expenditure which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $100,000 for the Company and the Company Subsidiaries taken as a whole (other than $100,000 in inventory per month pursuant to purchase orders in the ordinary course of business and consistent with past practice); (v) enter into any agreement (other than purchase orders for $100,000 in inventory per month in the ordinary course of business and consistent with past practice) in which the obligation of the Company or any Company Subsidiary exceeds $50,000 or which shall not terminate or be subject to termination for convenience within 30 days following execution; (vi) license any Technology or IP Rights; or (vii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

            (f) enter into or amend any employment, consulting or agency agreement, or increase the compensation payable or to become payable to the officers, employees, agents or consultants of the Company or any Company Subsidiary (except in the ordinary course of business and consistent with past practice), or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any Employee Benefit Plan, collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, benefit or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of the Company or any Company Subsidiary;

            (g) take any action, other than in the ordinary course of business and consistent with past practice, with respect to accounting methods, policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

            (h) incur any Tax Liability other than in the normal course of business, or make any material Tax election or settle or compromise any Tax Liability;

            (i) pay, discharge or satisfy any Liability, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice and the payment, discharge or satisfaction of Company Expenses reflected in the Company Expenses Estimate;

            (j) settle any Pending Dispute;

            (k) take any action that would reasonably be expected to result in any of the conditions to the Merger specified in Articles IV and V not being satisfied; or

            (l) agree to do any of the foregoing.

6.2   Conduct of Business by Acquiror Pending the Merger

      Unless the Company shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), except as otherwise contemplated by this Agreement, Acquiror shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following:

            (a) amend or otherwise change Acquiror's Certificate of Incorporation or Bylaws in a manner adverse to the rights of holders of the Company's common stock;

            (b) declare, set aside, make or pay any extraordinary dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any shares of Acquiror Capital Stock;

            (c) acquire (including, without limitation, by merger, consolidation or acquisition of stock or Assets) any corporation, partnership, other business organization or division thereof or any material amount of Assets, which, in any such case, is reasonably likely to delay consummation of the Merger;

            (d) take any action that would reasonably be expected to result in any of the conditions to the Merger specified in Articles IV and V not being satisfied; or

            (e) agree to do any of the foregoing.

6.3   Further Action; Commercially Reasonable Efforts

      Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger; provided, however, that, notwithstanding anything to the contrary herein, Acquiror shall not be required to seek approval of its shareholders for the issuance of the Acquiror Common Stock under this Agreement. In the event that at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the other Operative Documents, each party to this Agreement shall use commercially reasonable efforts to promptly take all such action.

6.4 Access to Information

            (a) To the extent permitted by applicable Law, from the date of this Agreement until the Effective Time, the Company shall afford Acquiror and its Representatives reasonable access during normal business hours to (i) all of the Company's properties, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of the Company as Acquiror may reasonably request. The Company agrees to provide to Acquiror and its Representatives copies of internal financial statements promptly upon request.

            (b) To the extent permitted by applicable Law, from the date of this Agreement until the Effective Time, each of Acquiror and the Company shall confer on a regular and frequent basis with one or more Representatives of the other party to report material operational matters and the general status of ongoing operations. Acquiror shall provide the Company reasonable access to its Representatives.

            (c) No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

6.5   Confidentiality

      The parties acknowledge that Acquiror and the Company have previously executed a non-disclosure agreement dated October 15, 2001 (the "Confidentiality Agreement"), which shall continue in full force and effect in accordance with its terms. In addition, the parties agree that the terms and conditions of the transactions contemplated by this Agreement, the information exchanged in connection with the execution hereof and pursuant to Section 6.4, and the consummation of the transactions contemplated hereby shall be subject to the same standard of confidentiality as set forth in the Confidentiality Agreement.

6.6   Public Disclosure

      So long as this Agreement is in effect and prior to the Effective Time, Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated by this Agreement. Except as may be required by applicable Law, no party to this Agreement, without the prior written approval of the other, shall make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by Law or by obligations pursuant to the listing requirements of Nasdaq.

6.7   Notification of Certain Matters

      Between the date of this Agreement and the Effective Time, each party shall give prompt notice to the other parties of (a) the occurrence or nonoccurrence of any event that would be reasonably likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate, (b) any failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case such that the conditions to the other party's obligation to consummate the Merger would not be satisfied (provided, however, that the delivery of any notice pursuant to the first two clauses of this Section 6.7 shall not limit or otherwise affect the remedies available to the parties hereunder) and (c) any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) concerning the transactions contemplated by this Agreement, (ii) challenging or seeking material damages in connection with this Agreement or the transactions contemplated by this Agreement or (iii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated by this Agreement or otherwise limit the right of Acquiror or its Subsidiaries to own or operate all or any portion of the business or Assets of the Company.

6.8   No Alternative Transactions

      Unless this Agreement shall have been terminated in accordance with its terms, the Company shall not, directly or indirectly, between the date of this Agreement and the Effective Time, through any Representative or otherwise, solicit, initiate encourage the submission of any proposal or offer from any Person relating to any Alternative Transaction, or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any Alternative Transaction or any effort or attempt by any other Person to make any such proposal or offer relating to an Alternative Transaction. The Company shall notify Acquiror promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to Acquiror, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any Person from, or waive any provision of, any confidentiality or standstill agreement (e.g., an agreement not to invest in or seek change of control of the Company) to which the Company is a party.

6.9   Fairness Hearing/Preparation of Information Statement

            (a) As promptly as practicable after the execution of this Agreement, Acquiror and the Company shall prepare, and Acquiror shall file with the Commissioner, the Permit Application and a request for the Hearing to be held by the Commissioner to consider the terms, conditions and fairness of the transactions contemplated by this Agreement pursuant to Section 25142 of the CCC. As soon as permitted by the Commissioner, the Company shall mail the Hearing Notice to all Shareholders entitled to receive such notice under California Law. Each of the Company and Acquiror shall notify the other promptly of the receipt of any comments from the Commissioner or its staff and of any request by the Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed with the Permit Application or any other filing or for additional information and shall supply the other with copies of all correspondence between either party or any of its Representatives, on the one hand, and the Commissioner or its staff (or any other governmental officials) on the other hand, with respect to the filing.

            (b) Whenever any event occurs that is required to be set forth in an amendment or supplement to the Hearing Notice, Permit Application or Information Statement or any other filing, the Company shall promptly inform Acquiror of such occurrence and cooperate in filing with the Commissioner or its staff or any other government officials, and/or mailing to Shareholders, such amendment or supplement. The Information Statement constitutes a disclosure document for the offer and issuance of the shares of Acquiror Common Stock to be received by the Shareholders in the Merger. Each of Acquiror and the Company shall use its best efforts to cause the Information Statement to comply with the requirements of applicable federal and state securities Laws. Each of Acquiror and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. The Company shall promptly advise Acquiror, and Acquiror shall promptly advise the Company, in writing if at any time prior to the Effective Time either Acquiror or the Company shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or in order that the Information Statement comply with applicable Law. The Information Statement shall include the recommendation of the Board of Directors of the Company that the terms and conditions of the Merger are fair and reasonable to the Shareholders. Anything herein to the contrary notwithstanding, the Company shall not include in the Information Statement any information with respect to Acquiror or its Affiliates, the form and content of which has not been approved by Acquiror prior to such inclusion.

6.10  Registration Statement; Other Filings

      In the event that the Commissioner or its staff denies the request for the Hearing, or the Hearing does not result in the issuance of an Issuance Permit by the Commissioner, the Company and Acquiror shall, as promptly as practicable after Acquiror receives notice from the Commissioner that an Issuance Permit will not be issued as a result of the Permit Application (and in any event within 45 days after such notice), prepare and file with the SEC a Registration Statement including the Proxy Statement/Prospectus to be sent to the Shareholders in connection with the Shareholders Meeting to consider the adoption of this Agreement, and Acquiror will file the Registration Statement with the SEC. Each of Acquiror and the Company will use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after filing with the SEC. The Company will cause the Proxy Statement/Prospectus to be mailed to the Shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after Acquiror receives notice from the Commissioner that an Issuance Permit will not be issued as a result of the Hearing, Acquiror will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act, or any other federal, foreign or blue sky or related Laws relating to the Merger and the transactions contemplated by this Agreement. Acquiror shall notify the Company promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any other filing related to the transactions contemplated by this Agreement (an "Other Filing") or for additional information, and will supply the other with copies of all correspondence between Acquiror or any of its Representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Other Filing, Acquiror or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to Shareholders of the Company, such amendment or supplement.

6.11  Meeting of Shareholders

      Promptly after the issuance of the Issuance Permit by the Commissioner (or, in the event that the filing of a Registration Statement is required under Section 6.10, promptly after the effectiveness of the Registration Statement), the Company shall take all action necessary in accordance with California Law and the Company Articles of Incorporation to convene the Shareholders Meeting for the purpose of voting on the adoption of this Agreement, approval of the Merger and approval of the Articles Amendment. Subject to compliance with securities Laws as contemplated by Sections 6.9 and 6.10, the Company shall set the date of the Shareholders Meeting in consultation with Acquiror and shall use all reasonable efforts not to postpone or adjourn the Shareholder Meeting (other than for absence of a quorum) without Acquiror's approval. The Company shall use its best efforts to solicit proxies in favor of this Agreement, the Merger and the Articles Amendment from the Shareholders in advance of the Shareholder Meeting and the Company, Acquiror and Merger Sub shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of the Shareholders required to effect the transactions contemplated by this Agreement.

6.12  Blue Sky Laws

      Acquiror shall take such steps as may be necessary to comply with the securities and blue sky Laws of all jurisdictions that are applicable to the issuance of Acquiror Common Stock in connection with the Merger. The Company shall use its reasonable best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky Laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

6.13  Listing of Additional Shares

      Prior to the Effective time, if required by Nasdaq, Acquiror shall file with Nasdaq a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Company Common Stock in the Merger and those shares of Acquiror Common Stock reserved for issuance upon exercise of Options assumed by Acquiror pursuant to the terms hereof, and shall use its best efforts to have such shares approved for listing on Nasdaq, subject to official notice of issuance.

6.14  Dissenting Shares

      Prior to the Closing Date, the Company shall furnish Acquiror with the name and address of any Shareholder who, prior to the Closing, has requested appraisal rights pursuant to Chapter 13 of the CCC and the number of Dissenting Shares owned by such Shareholder.

6.15  Stock Option Matters

            (a) No later than two days after the Effective Time, Acquiror will act to grant to the Retained Employees nonqualified stock options (or in Acquiror's sole discretion, ISOs) under one of its existing employee stock option plans (the "New Options") to purchase that number of shares of Acquiror Common Stock having an aggregate exercise price equal to $1 million, less the aggregate dollar amount of any cash signing bonuses paid by Acquiror to the Retained Employees (with the allocation of grants of the New Options to be determined by Acquiror in consultation with the Company prior to the Effective Time, in accordance with its retention objectives). The New Options (i) shall be granted at an exercise price equal to the fair market value (as defined in the applicable stock option plan) of one share of Acquiror Common Stock on the date of grant and (ii) shall vest according to Acquiror's standard four-year vesting schedule for new employees, under which options vest 25% on the one-year anniversary of the vesting commencement date and 2.0833% per month thereafter.

            (b) Acquiror agrees that, in the event that after the Effective Time and before the one-year anniversary of the Effective Time, an Acceleration Holder is terminated by Acquiror without Cause or such Acceleration Holder terminates his or her employment with Acquiror for Good Reason, the greater of
(i) one-half of the shares of Acquiror Common Stock subject to such Acceleration Holder's unvested Options and (ii) such number of shares of Acquiror Common Stock subject to such Acceleration Holder's Options as would have been accelerated under such Acceleration Holder's stock option letter agreement prior to the Acceleration Amendment shall vest and become immediately exercisable.

            (c) Acquiror agrees that, in the event that after the Effective Time and before the one-year anniversary of the Effective Time, an Acceleration Holder is terminated by Acquiror without Cause or such holder terminates his or her employment with Acquiror for Good Reason, then the greater of (i) one-half of such Acceleration Holder's shares that remain subject to a right of Acquiror to repurchase the shares by Acquiror as of the date of such Acceleration Holder's termination and (ii) such number of shares as otherwise would have been released under such Acceleration Holder's restricted stock purchase agreement shall immediately be released from any right of Acquiror to repurchase such shares.

            (d) Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of the Options assumed in accordance with Section 1.7.1(g). Acquiror shall, within 15 calendar days after the Closing Date, cause to be filed with respect to Acquiror Common Stock subject to such Options a registration statement on Form S-8 (or any successor form) with respect to those shares eligible to be registered on a primary basis on such form. Acquiror shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

            (e) The Company agrees to use commercially reasonable efforts to obtain, prior to the Effective Time, an executed amendment to the stock option letter agreement of each holder of an Option to be assumed by Acquiror, which amendment shall eliminate, as of the Effective Time, the right of such holder to exercise his or her Option with respect to shares of Acquiror Common Stock prior to such time as the shares of Acquiror Common Stock subject to such assumed Option shall have become vested in accordance with the terms thereof.

6.16  Noncompetition Agreement

            (a) During the three-year period commencing on the Closing Date, no Management Shareholder shall engage in any Restricted Activities, whether directly or knowingly, for their accounts or otherwise, or as a member, shareholder, owner, partner, principal, agent, joint venturer, consultant, advisor, franchisor or franchisee, independent contractor or otherwise, in, with or of any Person that engages directly or indirectly in any Restricted Activities.

            (b) During the three-year period commencing on the Closing Date, no Management Shareholder shall, directly or indirectly, (i) hire, solicit or encourage to leave the employment of Acquiror or its Affiliates (A) any former employee of the Company hired by Acquiror or its Affiliates or (B) any employee of Acquiror or its Affiliates engaged in any Restricted Activities or (ii) solicit or encourage any licensor, licensee, distributor, reseller or customer of, or any other Person in a business relationship with, Acquiror with respect to any computer network security products or services that compete with any of the products or services that (A) such Management Shareholder had direct, material involvement with or knowledge of while an employee of Acquiror or Company and (B) are currently (or, to the actual knowledge of such Management Shareholder, are proposed to be) developed, produced, marketed or sold by Acquiror. Placement by any Management Shareholder of general advertisements in print or electronic media for the purpose of soliciting business or employees (except as would constitute a Restricted Activity) shall not be deemed a breach of this Section 6.16(b).

            (c) Notwithstanding the provisions above, the Management Shareholders may at any time own, directly or indirectly, for investment purposes only, 3% or less, in the aggregate (as determined at the time of acquisition), of any publicly-held or privately-held company that engages in Restricted Activities.

6.17  Execution of All Operative Documents

      Each party shall execute at or prior to Closing each Operative Document to which he, she or it is to be a party.

6.18  Company Benefit Plans

      6.18.1 Benefit Plan Participation

      Following the Effective Time, each Company Participant who continues to be employed by Acquiror (or any of its Subsidiaries) immediately following the Effective Time shall be eligible for benefits that are substantially similar in the aggregate to those of similarly situated employees of Acquiror. Acquiror, in its sole discretion, may assume (or cause the Surviving Corporation to assume) and maintain the Company Benefit Plans for such a period and under such terms as it deems appropriate.

      6.18.2 Prior Service Credit

      To the extent permitted by Law and applicable tax qualification requirements, and subject to the current provisions of the Acquiror Benefit Plans and any generally applicable break in service or similar rule, each Company Participant who continues to be employed by Acquiror (or any of its Subsidiaries) immediately following the Effective Time may receive credit for years of service with the Company (and its Subsidiaries and predecessors) prior to the Effective Time, for purposes of eligibility to participate in and vesting under the Acquiror Benefit Plans but not for purposes of benefit accrual.

      6.18.3 Transition to Acquiror Health Plans

      To the extent required by Law or permitted by Acquiror's group health insurer any and all pre-existing conditions or actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans may be waived with respect to such Company Participants and their eligible dependents and credit may be provided for any co-payments, deductibles and offsets (or similar payments) made under Company Benefit Plans for the applicable plan year prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any Acquiror Benefit Plans in which they become eligible to participate after the Effective Time.

      6.18.4 Termination of Pension/401(k) Plans

      No later than three days after receipt of a written request of Acquiror, the Company shall terminate any and all pension, retirement or 401(k) plans, effective immediately prior to the Effective Time.

6.19  Indemnification

      Acquiror shall cause the Surviving Corporation to (a) subject to limitations created by applicable Law and public policy, indemnify and hold harmless all past and present directors, officers, employees and agents of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Articles of Incorporation and Company Bylaws and indemnification agreements for acts or commissions occurring prior to the Effective Time and (b) until the third anniversary of the Effective Time, cause to be maintained the current policies of directors' and officers' liability insurance maintained by the Company (provided, however, that (i) the Surviving Corporation may substitute therefor policies of at least substantially the same coverage and amounts and (ii) in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.19 an amount per year greater than one hundred fifty percent (150%) of the annual premium currently paid by the Company) with respect to claims arising from facts or event that occurred prior to the Effective Time. Acquiror hereby guarantees that the Surviving Corporation will perform its obligations set forth in this Section 6.19 and agrees to be fully liable for all such obligations.

6.20  Audited Financial Statements

      The Company shall use commercially reasonable efforts to deliver the Audited Financial Statements to Acquiror on or before March 21, 2002, unless it shall have become reasonably apparent that the conditions to closing set forth in Articles IV and V (other than Section 4.20) will not be satisfied on or before such date, in which case the Company shall use commercially reasonable efforts to deliver the Audited Financial Statements to Acquiror on or before the Closing Date.

6.21  Consents

      Acquiror and the Company shall use commercially reasonable efforts to obtain all Property Consents and Contract Consents, whether or not listed on
Schedule 4.15 to the Company Disclosure Memorandum.

                ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

7.1   Termination

      This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Shareholders):

            (a) by mutual written consent of the Company and Acquiror;

            (b) by either the Company or Acquiror, if the Merger has not been consummated by the Outside Termination Date; provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

            (c) by either the Company or Acquiror, if there shall be any Law that makes consummation of the Merger illegal or if any Order enjoining Acquiror, Merger Sub, the Company or the Shareholders from consummating the Merger is entered and such Order shall become final and nonappealable;

            (d) by the Company, upon a breach by Acquiror or Merger Sub of any representation, warranty, covenant or agreement made by Acquiror or Merger Sub in this Agreement, or if such representation or warranty of Acquiror or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 5.1 and Section 5.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such breach or failure to remain untrue has not been cured or is not curable by the Outside Termination Date;

            (e) by Acquiror, upon a breach by the Company of any representation, warranty, covenant or agreement made by the Company in this Agreement, or if such representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 4.1 and Section 4.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such breach or failure to remain untrue has not been cured or is not curable by the Outside Termination Date; or

            (f) by either Acquiror or the Company if (i) the Shareholder Meeting (including any adjournments and postponements thereof) has been held and completed and (ii) the required approval of the Shareholders contemplated in this Agreement has not been obtained by reason of the failure to obtain the required vote at the Shareholder Meeting, or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7(f) shall not be available to the Company where the failure to obtain such Shareholder approval has been caused by the Company's action or failure to act and such action or failure to act constitutes a breach by the Company of this Agreement.

7.2   Effect of Termination

            (a) Except as specifically provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, there shall be no further obligation on the part of any party hereto, except that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

            (b) Notwithstanding anything to the contrary herein, Section 6.5,
Section 7.1, this Section 7.2, Article VIII and Section 9.1 shall survive any termination of this Agreement.

            (c) If (i) Acquiror shall terminate this Agreement pursuant to
Section 7.1(e) or (ii) Acquiror or the Company shall terminate this Agreement pursuant to Section 7.1(f), and in each case, the Company either (A) after the date hereof and prior to such termination, an Alternative Transaction shall have been proposed to the Company by a Person other than Acquiror or its Affiliates or (B) the Company consummates an Alternative Transaction on or before the date that is three months after the date of such termination, the Company shall pay to Acquiror a breakup fee of $1.5 million by wire transfer of immediately available funds not later than five days after the consummation of the Alternative Transaction.

            (d) If the Company shall terminate this Agreement pursuant to
Section 7.1(d), Acquiror shall pay to the Company a break-up fee of $1.5 million by wire transfer of immediately available funds not later than five days after the date of such termination.

7.3   Waiver

      At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

7.4   Amendment

      This Agreement may not be amended except by an instrument in writing signed by Acquiror, the Company and the Shareholder Representative; provided, however, that no amendment shall be made that would reduce the amount or change the type of consideration into which the Company Capital Stock is to be converted upon consummation of the Merger without the approval of Shareholders holding a majority of the shares of Company Capital Stock and a majority of each class of Company Capital Stock.

                  ARTICLE VIII - SURVIVAL AND INDEMNIFICATION

8.1   Survival

      All representations and warranties contained in this Agreement or in the other Operative Documents or in any certificate delivered pursuant hereto or thereto shall survive until 5:00 p.m., Pacific time, on the first anniversary of the Closing Date (the "Survival Period"), and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto, or by any notice delivered pursuant to Section 6.7. The covenants and agreements contained in this Agreement shall survive and continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

8.2   Indemnification by the Shareholders

      Each Shareholder severally and not jointly shall indemnify and hold Acquiror, Merger Sub and its officers, directors and Affiliates (the "Acquiror Indemnified Parties") harmless from and against, and shall reimburse the Acquiror Indemnified Parties for, all Losses arising out of (a) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by the Company in this Agreement or in any other Operative Document or in any certificate delivered pursuant hereto or thereto; (b) any failure by the Company to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Operative Document; (c) the amount of any Excess Payments; (d) the amount, if any, by which the actual Company Expenses exceed the estimate of the Company Expenses specified in the Company Expenses Estimate; and (e) any Losses arising out of a Third-Party Decision or a Third-Party Settlement with respect to the Pending Disputes in which an Acquiror Indemnified Party or the

Company, as applicable, is not the prevailing party (including all reasonable legal fees and other expenses incurred in reaching such Third-Party Decision or Third-Party Settlement).

8.3   Indemnification by Acquiror

      Acquiror shall indemnify and hold the Shareholders, the Company and the Company's officers, directors and Affiliates (the "Company Indemnified Parties" and, together with the Acquiror Indemnified Parties, the "Indemnified Parties") harmless from and against, and shall reimburse the Company Indemnified Parties for, any and all Losses arising out of or in connection with (a) any inaccuracy in, or misrepresentation or breach of, any representation or warranty made by Acquiror or Merger Sub in this Agreement or in any other Operative Document or in any certificate delivered pursuant hereto or thereto and (b) any failure by Acquiror or Merger Sub to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Operative Document.

8.4   Threshold and Limitations

            (a) The Indemnified Parties shall not be entitled to receive any indemnification payment with respect to any Claim until the aggregate Losses for which such Indemnified Parties would be otherwise entitled to receive indemnification exceed $480,000 (the "Threshold"); provided, however, that once the aggregate Losses exceed the Threshold, such Indemnified Parties shall be entitled to indemnification for the aggregate amount of all Losses without regard to the Threshold. Notwithstanding the foregoing, Losses for which any Acquiror Indemnified Party is entitled to indemnification under Section 8.2 arising out of or with respect to (i) any inaccuracy or misrepresentation in, or breach of, any representation or warranty contained in Section 2.3 (Capitalization), (ii) Excess Payments, (iii) the amount, if any, by which the actual Company Expenses exceed the Company Expenses amount specified in the Company Expenses Estimate, or (iv) Losses arising out of the Pending Disputes shall not be subject to the Threshold, but shall instead be indemnified by the Shareholders from the first dollar incurred.

            (b) The total liability of any Shareholder pursuant to this Article VIII shall be limited to the following (with shares of Acquiror Common Stock valued for purposes of this Section 8.4 at the Base Price):

                  (i) with respect to Losses related to the representations and warranties contained in Section 2.15 (Intellectual Property) and arising out of or in connection with the Company's relationship with [*] (a "[*]"), the total liability of any Shareholder shall be limited to the dollar value of the Merger Consideration to which such Shareholder was entitled at the Effective Time; provided, however, that in the event that the Company shall obtain the executed [*], the total liability of any Shareholder with respect to a [*] shall be limited to forty-five percent (45%) of the dollar value of the Merger Consideration to which such Shareholder was entitled at the Effective Time;

--------------------

     *     Confidential treatment requested.

                  (ii) with respect to Losses related to the representations and warranties contained in Section 2.15 (Intellectual Property) (except for [*]), the total liability of any Shareholder shall be limited to forty-five percent (45%) of the dollar value of the Merger Consideration to which such Shareholder was entitled at the Effective Time;

                  (iii) with respect to Losses based on fraud, the total liability of any Shareholder shall be unlimited; and

                  (iv) with respect to all other Losses, the total liability of any Shareholder shall be limited to the Escrow Amount.

            (c) Except for Losses based on fraud, Losses related to the representations and warranties contained in Section 2.15 (Intellectual Property) (whether or not [*]), the Escrow Shares shall be the sole source of recovery for any indemnification Claims made by any Acquiror Indemnified Party hereunder. The indemnification provided in this Article VIII shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement and the Operative Documents for breach of any of the terms, conditions, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement or the Operative Documents; provided, however, this exclusive remedy for damages does not preclude a party from bringing an action for (i) fraud or (ii) specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or the Operative Documents.

            (d) An indemnifying party shall not be obligated to defend and hold harmless an Indemnified Party, or otherwise be liable to such party, with respect to any claims made by the Indemnified Party after the expiration of the Survival Period or other applicable time limitation described in Section 8.1, except that indemnity may be sought after the expiration of the Survival Period or other applicable time limitation for any Claim described in a Claim Notice that is delivered to the Shareholder Representative prior to the expiration of the Survival Period or such other time limitation applicable to such Claim.

            (e) The amount of an indemnifying party's liability under this Agreement shall be determined taking into account any applicable insurance proceeds actually received by the Indemnified Party. In addition, the amount of the Shareholder liability for indemnification under this Agreement shall properly take into account the actual Tax consequences to the Acquiror Indemnified Parties (as a credit or addition, as the case may be) as a result of the payments of indemnification or the payments which give rise to the indemnification obligation for the year in which the payments are made.

--------------------

     *     Confidential treatment requested.

            (f) Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement; provided, however, the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Losses directly incurred from Third Party Claims.

8.5   Procedure for Indemnification

            (a) The Indemnified Party shall give a Claim Notice of any Claim to the indemnifying party as promptly as practicable, but in any event: (i) if such Claim relates to the assertion against an Indemnified Party of a Third-Party Claim, within 30 days after the assertion of such Third-Party Claim or (ii) if such Claim is not in respect of a Third-Party Claim, within 30 days after the discovery of facts upon which the Claim for indemnification is or could have been based pursuant to this Article VIII; provided, however, that the failure or delay to so notify the indemnifying party shall not relieve the indemnifying party of any obligation or liability that the indemnifying party may have to the Indemnified Party, except to the extent that the indemnifying party demonstrates that it has been prejudiced thereby. Any such Claim Notice shall describe in reasonable detail the facts and circumstances on which the asserted Claim for indemnification is based, the amount thereof if then ascertainable and, if not then ascertainable, the estimated maximum amount thereof, and the provisions in the Agreement on which the Claim is based. Notwithstanding the foregoing, Acquiror shall not be required to deliver a Claim Notice to the Company with respect to the Pending Disputes unless and until Acquiror incurs indemnifiable Losses resulting from a Third-Party Settlement or a Third-Party Decision with respect to such Pending Disputes.

            (b) (i) Subject to the rights of or duties to any insurer or other Person having potential liability therefor, the indemnifying party shall have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third-Party Claim, to assume the defense or handling of such Third-Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 8.5(b)(ii) shall govern.

                (ii) The indemnifying party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third-Party Claim, and the indemnifying party shall defend or handle the same in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third-Party Claim. The indemnifying party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third-Party Claim, unless (A) the settlement provides an unconditional release and discharge of the Indemnified Party and the Indemnified Party is reasonably satisfied with such discharge and release and (B) the Indemnified Party shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could result in an adverse impact on the business, operations, Assets, Liabilities, condition (financial or otherwise) or prospects of the Indemnified Party. The

Indemnified Party shall cooperate with the indemnifying party and shall be entitled to participate in the defense or handling of such Third-Party Claim with its own counsel and at its own expense.

            (c) (i) If the indemnifying party does not give written notice to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third-Party Claim of the indemnifying party's election to assume the defense or handling of such Third-Party Claim, the provisions of
Section 8.5(c)(ii) shall govern.

                (ii) The Indemnified Party may, at the indemnifying party's expense (which shall be paid from time to time by the indemnifying party as such expenses are incurred by the Indemnified Party), select counsel in connection with conducting the defense or handling of such Third-Party Claim and defend or handle such Third-Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the indemnifying party timely apprised of the status of such Third-Party Claim and shall not settle such Third-Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third-Party Claim, the indemnifying party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third-Party Claim with its own counsel and at its own expense.

8.6   Shareholder Representative

            (a) By executing the Letter of Transmittal and voting in favor of the approval of this Agreement and the Merger, each Shareholder shall irrevocably authorize and appoint the Shareholder Representative, with full power of substitution and resubstitution, as his, her or its representative and true and lawful attorney-in-fact and agent to act in his, her or its name, place and stead as contemplated by this Article VIII and to execute in the name and on behalf of such Shareholder, the Escrow Agreement and any other agreement, certificate, instrument or document to be delivered by the Shareholders in connection with this Article VIII, the Escrow Shares and the Escrow Agreement.

            (b) The Shareholder Representative may resign at any time. Upon such resignation, the Shareholder Representative shall appoint a new Shareholder Representative to replace such resigning Shareholder Representative, with the same powers and duties as such resigning Shareholder Representative, provided that such newly appointed Shareholder Representative shall have been a Shareholder immediately prior to the Effective Time and shall be reasonably acceptable to Acquiror.

            (c) If the Shareholder Representative or any successor shall die, or become unable to act as the Shareholder Representative, a replacement shall promptly be appointed by a writing signed by Shareholders who received a majority of the Merger Consideration, provided that such newly appointed Shareholder Representative shall have been a Shareholder immediately prior to the Effective Time and shall be reasonably acceptable to Acquiror.

            (d) The Shareholder Representative shall not be liable for any act done or omitted under this Agreement as the Shareholder Representative while acting in good faith and in the absence of gross negligence or willful misconduct; provided that any act done in or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. In taking any action under this Agreement, the Shareholder Representative shall be entitled to rely on any notice, paper or other document reasonably believed by him to be genuine, or upon any evidence reasonably deemed by him, in his good-faith judgment, to be sufficient. The Shareholders on whose behalf Escrow Shares were deposited in escrow shall jointly and severally indemnify and hold the Shareholder Representative harmless against any loss, liability or expense incurred by the Shareholder Representative without gross negligence or bad faith or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative's duties under this Agreement, the obligations of the Shareholder Representative to the Escrow Agent and the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative in connection with this Agreement.

                              ARTICLE IX - GENERAL

9.1   Expenses

      Regardless of whether the transactions contemplated by this Agreement are consummated, each party will pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the other Operative Documents and the consummation of the transactions contemplated hereby and thereby (including legal fees and accounting expenses); provided, however, that all costs and expenses incurred in connection with the Hearing and the Permit Application (including the filing fee) and the printing and mailing of the Information Statement and, if necessary, all costs and expenses incurred in connection with the filing of the Registration Statement (including the SEC filing fee) and the printing and mailing of the Proxy Statement/Prospectus shall be borne equally by Acquiror and the Company; and provided further, that Acquiror shall pay (i) the expenses of the Company's independent auditors arising from the preparation of the Audited Financial Statements to the extent such expenses exceed $60,000 and (ii) the expenses of the independent third-party appraiser engaged by the Company pursuant to Section 1.9.2 for the purpose of determining the Lockup Discount, in each case whether or not the transactions contemplated by this Agreement are consummated; and provided, further, should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action.

9.2   Notices

      Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

         TO ACQUIROR OR MERGER SUB:

                  WatchGuard Technologies, Inc.
                  505 Fifth Avenue South, Suite 500
                  Seattle, Washington  98104
                  Fax: 206-521-3075
                  Attention: General Counsel

         with a copy to:

                  Orrick, Herrington & Sutcliffe LLP
                  719 Second Avenue, Suite 900
                  Seattle, Washington  98104
                  Fax: (206) 839-4301
                  Attention: Stephen M. Graham
                             Alan C. Smith

         TO THE COMPANY:

                  RapidStream, Inc.
                  1841 Zanker Road
                  San Jose, California  95112
                  Fax: (408) 519-4939
                  Attention: Vincent Liu

         TO THE SHAREHOLDER REPRESENTATIVE:

                  Wai San Loke
                  950 Tower Lane
                  18th Floor
                  Foster City, California  94404
                  Fax: (650) 378-4710

         in the case of either the Company or the Shareholder Representative, with a copy to:

                  Wilson Sonsini Goodrich & Rosati
                  Professional Corporation
                  650 Page Mill Road
                  Palo Alto, California  94304-1050
                  Fax: (650) 493-6811
                  Attention: Carmen Chang
                  and

                  Wilson Sonsini Goodrich & Rosati
                  Professional Corporation
                  Spear Tower, Suite 3300, One Market
                  San Francisco, California  94105
                  Fax:  (415) 947-2099
                  Attention:  Steve L. Camahort

9.3   Severability

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or is contrary to public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced or is contrary to public policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner, such that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.4   Entire Agreement

      This Agreement, the other Operative Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

9.5   Specific Performance

      Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at Law or in equity.

9.6   Assignment

      This Agreement shall not be assigned by operation of Law or otherwise; provided, however, that Merger Sub's rights and obligations may be assigned to and assumed by Acquiror or any other corporation directly and wholly owned by Acquiror; provided, however, that any such assignment does not effect the economic or legal substance of the transactions contemplated hereby and provided further that such assignment does not create adverse tax consequences for the Company or the Shareholders.

9.7   Parties in Interest

      This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors heirs, legal Representatives and permitted assigns, and, except as set forth in Section 6.15 (Option Matters) and Section 6.19 (Indemnification), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8   Governing Law

      This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware applicable to contracts executed in and to be performed in that state.

9.9   Headings

      The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10  Counterparts

      This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.11  Waiver of Jury Trial

      EACH OF ACQUIROR, THE COMPANY, THE MANAGEMENT STOCKHOLDERS AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                         ARTICLE X--CERTAIN DEFINITIONS

      "Acceleration Amendment" shall mean an amendment to a stock option letter agreement or a restricted stock purchase agreement to be executed by the Company and an Acceleration Holder of an Option or of shares subject to restricted stock repurchase rights, as the case may be, substantially in the form attached hereto as Exhibit F, which amendment shall provide that no accelerated vesting shall occur as a result of the Merger or the termination of the holder's employment with the Company after the Effective Time except as otherwise provided in
Section 6.15.

      "Acceleration Holder" shall mean each holder of (i) an Option to be assumed by Acquiror that would have been accelerated under such holder's stock option letter agreement or (ii) shares subject to restricted stock repurchase rights to be assigned to Acquiror by the Company that would have been released under such holder's restricted stock purchase agreement, each as a result of the Merger or the termination of the holder's employment with the Company after the Effective Time.

      "Acquiror Benefit Plans" shall mean each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by Acquiror or any Subsidiary of Acquiror or to which Acquiror or any Subsidiary of Acquiror makes or has made, or has or has had an obligation to make, contributions.

      "Acquiror Common Stock" shall mean the Acquiror's common stock, $.01 par value per share.

      "Acquiror Disclosure Memorandum" shall mean the disclosure memorandum delivered to the Company by Acquiror and Merger Sub concurrent with the execution of this Agreement. The Acquiror Disclosure Memorandum shall include references to each provision of this Agreement to which information contained in the Acquiror Disclosure Memorandum is intended to apply.

      "Acquiror Material Adverse Effect" shall mean, any change, event or effect that shall have occurred that is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), Assets or Liabilities of Acquiror and its subsidiaries taken as a whole or (ii) prevent or materially delay the performance by Acquiror of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and the other Operative Documents; provided, however, that an Acquiror Material Adverse Effect shall not include (a) any change, circumstance, event or effect that relates to or results from the announcement or other disclosure or consummation of the transactions contemplated by this Agreement or the other Operative Documents, (b) any change, circumstance, event or effect that results from general economic conditions or general conditions affecting the industries in which Acquiror operates (which change does not materially disproportionately affect Acquiror) or (c) changes in the trading price of the Acquiror Common Stock.

      "Acquiror SEC Reports" shall mean Acquiror's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Acquiror's Quarterly Reports on Form 10-Q for the each the three quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and all documents filed by Acquiror under the Exchange Act with the SEC after the date hereof and prior to the Effective Time.

      "Affiliate" of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

      "Aggregate Acquiror Shares" shall mean the aggregate shares of Acquiror Common Stock constituting the Stock Portion.

      "Agreement of Merger" shall mean the agreement of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the CCC.

      "Alternative Transaction" shall mean any of the following: (i) a merger, consolidation, share exchange, business combination or similar transaction (other than the Merger); (ii) any sale, lease, exchange, transfer or other disposition of 15% or more (or, solely for the purposes of Section 7.2(c), 50% or more) of the Assets of the Company, or 15% or more (or, solely for the purposes of Section 7.2(c), 50% or more) of the voting securities of the Company; (iii) a tender offer or exchange offer for 15% or more (or, solely for the purposes of Section 7.2(c), 50% or more) of the outstanding voting securities of the Company; or (iv) any solicitation in opposition to approval by the Shareholders of this Agreement and the Merger.

      "Asset" shall mean all assets of any nature whatsoever, whether real, personal or mixed, tangible or intangible.

      "Audited Financial Statements" shall mean an audited balance sheet, statement of income and expense, statement of cash flows and statement of shareholders' equity of the Company as of and for the fiscal year ended 2001, which statements shall conform in all material respects with the unaudited balance sheet, statement of income and expense, statement of cash flows and statement of shareholders' equity of the Company as of and for the fiscal year ended 2001 and shall be prepared in compliance with Regulation S-X promulgated under the Securities Act.

      "Base Price" shall mean the average of the closing sale prices of Acquiror Common Stock on the Nasdaq on each of the 20 trading days in the 20-trading-day period ending on the trading day two trading days immediately prior to the Closing Date.

      "California Secretary" shall mean the Secretary of State of the state of California.

      "Cash Consideration Value" shall mean the aggregate value of the cash consideration to be paid to each class and/or series of Company Capital Stock, as set forth on the Consideration Distribution Schedule attached to this Agreement as Annex II.

      "Cause" shall mean willful misconduct with respect to, or that is harmful to, Acquiror or any of its affiliates, including, without limitation, dishonesty, fraud, unauthorized use or disclosure of confidential information or trade secrets or other misconduct (including, without limitation, conviction for a felony), in each case as reasonably determined by Acquiror's Board of Directors.

      "CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.

      "Claim" shall mean any claim for indemnification under Article VIII.

      "Claim Notice" shall mean written notice of any indemnification claim made under Article VIII.

      "Closing" shall mean the closing of the Merger, as contemplated by Section 1.2.

      "Closing Date Stock Price" shall mean the average of the high and low sales prices of Acquiror Common Stock on the Nasdaq on the Closing Date

      "Commissioner" shall mean the California Commissioner of Corporations.

      "Company Articles of Incorporation" shall mean (i) prior to the date of the Articles Amendment, the Company's Sixth Amended and Restated Articles of Incorporation and (ii) after the date of the Articles Amendment, the Company's Seventh Amended and Restated Articles of Incorporation, as amended by the Articles Amendment.

      "Company Balance Sheet" shall mean the Company's unaudited balance sheet as of December 31, 2001.

      "Company Benefit Plan" shall mean each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary makes or has made, or has or has had an obligation to make, contributions.

      "Company Bylaws" shall mean the Amended and Restated Bylaws of the Company dated December 2, 2000.

      "Company Common Stock" shall mean the Company's common stock, no par value per share.

      "Company Disclosure Memorandum" shall mean the disclosure memorandum delivered by the Company to Acquiror and Merger Sub concurrent with the execution of this Agreement. The Company Disclosure Memorandum shall include references to each provision of this Agreement to which information contained in the Company Disclosure Memorandum is intended to apply.

      "Company Expenses" shall mean all fees and expenses incurred by the Company in connection with the negotiation, preparation and execution of this Agreement and the other Operative Documents and the consummation of the transactions contemplated hereby and thereby (including legal fees, accounting expenses, filing fees, Independent Advisor fees and the Company's portion of the shares fees and expenses described in Section 9.1.

      "Company Expenses Cap" shall mean $2.0 million.

      "Company Expenses Estimate" shall mean the Company's estimate of the Company Expenses incurred through the Effective Time, which statement shall be prepared in good faith by the Company, shall be subject to the reasonable approval of Acquiror and shall include supporting documentation of such Company Expenses reasonably acceptable to Acquiror.

      "Company Material Adverse Effect" shall mean, any change, event or effect that shall have occurred that is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), Assets or Liabilities of the Company and the Company Subsidiaries taken as a whole or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and the other Operative Documents; provided, however, that a Company Material Adverse Effect shall not include (a) any change, circumstance, event or effect that relates to or results from the announcement or other disclosure or consummation of the transactions contemplated by this Agreement or the other Operative Documents, (b) any change, circumstance, event or effect that results from general economic conditions or general conditions affecting the industries in which the Company operates (which change does not materially disproportionately affect the Company), or (c) any change, circumstance, event or effect that relates to the Company's relationship with Check Point Software Technologies Ltd.

      "Company Option Plan" shall mean any stock option plan or restricted stock plan of the Company including the RapidStream, Inc. 1998 Stock Option Plan. "Company Participant" shall mean each participant (including, without limitation, all eligible dependents) in the Company Benefit Plans.

      "Company Preferred Stock" shall mean all series of the Company's preferred stock, no par value per share, including the Company's Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

      "Company Stock Rights" shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents, rights of first refusal or offer, preemptive rights or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

      "Company Subsidiary" shall mean each of RapidStream Cayman Limited, a corporation organized under the laws of the Grand Cayman Islands and RapidStream International, Inc., a California corporation.

      "Company Technology" shall mean all Technology other than the Third-Party Technologies.

      "Company Warrants" shall mean the Company's outstanding warrants to purchase shares of Series C Preferred Stock.

      "Consideration Distribution Schedule" shall mean the schedule attached to this Agreement as Annex II.

      "Development" shall mean create, author, design, engineer, invent, modify, discover, reduce to practice or develop.

      "Dissenting Holder" shall mean any Shareholder who has demanded appraisal of his, her or its shares of Company Capital Stock pursuant to Chapter 13 of the CCC and as of the

Effective Time has neither effectively withdrawn nor lost his, her or its right to appraisal of such shares.

      "Dissenting Shares" shall mean any issued and outstanding shares of Company Capital Stock held by a Dissenting Holder.

      "DOL" shall mean the United States Department of Labor.

      "EDGAR" shall mean the Electronic Data Gathering, Analysis and Retrieval System of the SEC.

      "Effective Time" is the effective time of the Merger, which shall be the time the Agreement of Merger is duly filed with the California Secretary, or at such other time as the parties hereto agree shall be specified in such Agreement of Merger.

      "Employee Benefit Plan" shall mean, with respect to the Company or any Company Subsidiary, each plan, fund, program, agreement, arrangement or scheme, including, but not limited to each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of the Company or any Company Subsidiary or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, "welfare" plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.

      "Encumbrance" shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest of any kind.

      "Enforceability Exceptions" shall mean (i) applicable bankruptcy and other similar Laws affecting the rights of creditors generally, (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies and (iii) the enforceability of provisions requiring indemnification in connection with the offering, sale or issuance of securities.

      "Environmental Laws" shall mean local, state and federal Laws and regulations relating to protection of the environment, pollution control, health and safety, product registration and Hazardous Materials.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" shall mean Mellon Shareholder Services LLC or another escrow agent selected by Acquiror and reasonably satisfactory to the Company.

      "Escrow Agreement" shall mean the Escrow Agreement among Acquiror, the Company and the Escrow Agent substantially in the form of Exhibit A.

      "Escrow Amount" shall mean $7.2 million; provided, however, that if the Company shall elect to reduce the Merger Consideration pursuant to Section 1.7.1(f)(ii), the Escrow Amount shall be reduced by 15% of the amount of such reduction in the aggregate Merger Consideration.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

      "Exchange Agent" shall mean Mellon Shareholder Services LLC or another exchange agent selected by Acquiror and reasonably acceptable to the Company.

      "First Anniversary Stock Price" shall mean the average of the high and low sales prices of Acquiror Common Stock on the Nasdaq on the first anniversary of the Closing Date; provided, however, that in the event there are no such reported high and low sales prices on the Nasdaq on such date, then the First Anniversary Stock Price shall be determined on the last preceding date for which such high and low sales prices are reported .

      "GAAP" shall mean United States generally accepted accounting principles.

      "Good Reason" shall mean the occurrence of any of the following events or conditions and the failure of Acquiror or the Surviving Corporation, as applicable, to cure such event or condition within 30 days after receipt of written notice from the holder of the employee: (i) (a) a change in the employee's status, title, position or responsibilities (including reporting responsibilities) that, in the employee's reasonable judgment, represents a substantial reduction in the status, title, position or responsibilities as in effect immediately prior thereto, (b) the assignment to the employee of any duties or responsibilities that, in the employee's reasonable judgment, are inconsistent with such status, title, position or responsibilities, or (c) any removal of the employee from or failure to reappoint or reelect the employee to any of such positions, except in connection with the termination of the employee's employment for Cause, for Disability (as defined in Acquiror's 2000 Stock Option Plan);or as a result of his or her death, or by the employee other than for Good Reason; (ii) a reduction in the employee's annual base salary;
(iii) Acquiror's requiring the employee (without the employee's consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to the Merger, except for reasonably required travel on Acquiror's business that is not materially greater than such travel requirements prior to the Merger or (iv) in the event of a Corporate Transaction (as defined in Acquiror's 2000 Stock Option Plan) of Acquiror occurring after the Merger, the failure of Acquiror or the Surviving Corporation, as applicable (or any successor of Acquiror) to (a) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the employee was participating immediately before such Corporate Transaction or (b) provide the employee with compensation or benefits at least equal (in terms of levels and/or reward opportunities) to those provided for under each employee benefit plan, program and practice as in effect immediately before such Corporate Transaction (or as in effect following such Corporate Transaction, if greater).

      "Governmental Entity" shall mean any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

      "Hazardous Materials" shall mean any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company or any Company Subsidiary is in any way governed by or subject to any applicable Environmental Law, rule or regulation of any Governmental Entity.

      "Hearing" shall mean the hearing held by the Commissioner to consider the terms, conditions and fairness of the transactions contemplated hereby pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended.

      "Hearing Notice" shall mean the notice sent to the Shareholders pursuant to, and meeting the requirements of, Article 2 and Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended concerning the Hearing.

      "Independent Advisor" shall mean Credit Suisse First Boston.

      "Information Statement" shall the information statement delivered to the Shareholders in connection with the Shareholders Meeting.

      "IP Registrations" shall mean all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) associated with the Company Technology and the Marks.

      "IP Rights" shall mean IP Registrations, together with any other rights in or to any copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights and other intellectual property or proprietary rights (including, without limitation, rights of enforcement and renewal) contained or embodied in the Company Technology and the Marks.

      "IRS" shall mean the United States Internal Revenue Service.

      "ISOs" shall mean incentive stock options, as defined in Section 422 of the Code.

      "Issuance Permit" shall mean the Permit to Issue Securities issued by the Commissioner.

      "Key Employees" shall mean Vincent Liu, James YeeJang Lin and John Ji-Jung Yu.

      "knowledge" shall mean, with respect to a party hereto, (i) the actual knowledge of such party's executive officers and (ii) such facts or other matters as any such executive officer could be expected to discover in the course of conducting a reasonable and prudent investigation of such matters.

      "Law" means any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

      "Letter of Transmittal" shall mean the letter of transmittal for effecting the exchange contemplated by Section 1.7.2, in a form mutually acceptable to Acquiror and the Company.

      "Liabilities" means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

      "Lockup Discount" shall mean a discount from the Closing Date Stock Price, appropriate to reflect the effect on fair market value of the transfer restrictions set forth in Section 8 of the Shareholders Agreement, which discount shall be determined by an independent third-party appraiser selected in accordance with Section 1.7.1(k).

      "Losses" shall mean any and all loss, obligation, deficiency, damage, claim, liability, cost and expense (including, without limitation, in the case of a Third-Party Claim, the amount of any settlement entered into pursuant thereto, and all reasonable legal fees and other expenses).

      "Marks" shall mean all trademarks, trade names, brand names, service marks, logos or other identifiers for the Products or otherwise used by the Company or any Company Subsidiary in its business.

      "Material Contracts" shall mean all contracts, agreements and legally binding understandings, oral or written, to which the Company or any Company Subsidiary is currently a party or by which the Company or any Company Subsidiary is currently bound providing for potential payments by or to the Company or any Company Subsidiary in excess of $50,000, including, without limitation, security agreements, license agreements (including the Third Party Licenses), software development agreements, distribution agreements, joint venture agreements, reseller agreements, credit agreements and instruments relating to the borrowing of money.

      "Merger Consideration Spreadsheet" shall mean a spreadsheet delivered by the Company to Acquiror as contemplated by Section 4.20, which spreadsheet shall include (i) an updated version of Schedules 2.3(b) and (c) to the Company Disclosure Memorandum, listing all holders of Company Capital Stock; (ii) the amount of cash and Acquiror Common Stock to be received by each such Shareholder in the Merger, as calculated in accordance with Section 1.7.1 and

(iii) with respect to each Shareholder, the number of Indemnification Escrow Shares to be delivered to the Escrow Agent, as calculated in accordance with
Section 1.7.1.

      "Nasdaq" shall mean the Nasdaq National Market.

      "Off-the-Shelf Technology" shall mean hardware components purchased from third parties and commercially available software for which the Company has purchased licenses for less than $1,000.

      "Operative Documents" shall mean this Agreement, the Shareholders Agreement, the Escrow Agreement.

      "Option" shall mean each outstanding option to purchase shares of Company Common Stock granted under the Company Option Plan.

      "Option Exchange Ratio" shall mean the fraction of a share of Acquiror Common Stock determined by dividing (y) the quotient obtained by dividing the sum of the Cash Consideration Value and the Stock Consideration Value for the Company Common Stock by the Base Price, by (z) the Outstanding Stock Number for the Company Common Stock.

      "Order" means any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

      "Outside Termination Date" shall mean June 30, 2002 or, in the event the Issuance Permit is denied and Acquiror files a Registration Statement pursuant to Section 6.10, September 30, 2002.

      "Outstanding Stock Number" shall mean:

            (i) with respect to shares of Company Common Stock, the total number of shares of Company Common Stock outstanding on the Closing Date on a fully diluted basis, as set forth on Schedule 2.3(b) to the Company Disclosure Memorandum, which calculation assumes the exercise and/or conversion of all outstanding Company Stock Options and other Company Stock Rights (other than the conversion of shares of Company Preferred Stock) to acquire shares of Company Common Stock, regardless of vesting or other restrictions on exercise or conversion; and

            (ii) with respect to shares of each series of Company Preferred Stock, the total number of shares of that series of Company Preferred Stock outstanding on the Closing Date on a fully-diluted basis, as set forth on
Schedule 2.3(b) to the Company Disclosure Memorandum, which calculation assumes the exercise and/or conversion of all outstanding Company Stock Rights to acquire shares of that series of Company Preferred Stock, regardless of restrictions on exercise or conversion.

      "Participating Developer" shall mean any Person that has, at any time and in any way, participated in or contributed to the Development of any IP Rights or any of the Company Technology.

      "Pending Disputes" shall mean the pending litigation between the Company and Vitesse Semiconductor and the threatened claim by Appshop, Inc., each as set forth on Schedule 2.12 to the Company Disclosure Memorandum.

      "Permit Application" shall mean the Application for Permit to Issue Securities filed with the Commissioner.

      "Person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Entity.

      "Products" shall mean products and tools developed, produced, marketed or sold by the Company or any Company Subsidiary in the last three years, together with all prior versions, predecessors or precursors to such products or tools.

      "Proxy Statement/Prospectus" shall mean a proxy statement/prospectus included in the Registration Statement.

      "Registration Statement" shall mean a registration statement on Form S-4 (or any successor form) with respect to the shares of Acquiror Common Stock to be issued in the Merger, if necessary, as contemplated by Section 6.10, in which the Proxy Statement/Prospectus will be included as a prospectus.

      "Representatives" shall mean officers, directors, employees, auditors, attorneys, financial advisors (including the Independent Advisor), lenders and other agents.

      "Restricted Activities" shall mean the research, development, manufacture, marketing, promotion, sale or distribution of any of the Products or any other computer network security products or services that compete with products or services that are currently or are proposed to be developed, produced, marketed or sold by Acquiror, worldwide.

      "Retained Employees" shall mean the employees of the Company immediately prior to the Effective Time who have been offered and accepted employment with Acquiror or the Surviving Corporation and commence employment with Acquiror or the Surviving Corporation after the Effective Time.

      [*]

      "SEC" shall mean the United States Securities and Exhange Commission.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

--------------------

     *     Confidential treatment requested.

      "Shareholder Representative" shall mean Wai San Loke, or his successor appointed in accordance with Section 8.6.

      "Shareholders Meeting" shall mean the special meeting of the Shareholders (or written consent in lieu thereof) contemplated by Section 6.11.

      "Stock Consideration Value" shall mean the aggregate value of the stock consideration to be paid to each class and/or series of Company Capital Stock, as set forth on the Consideration Distribution Schedule attached to this Agreement as Annex II.

      "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

      "Surviving Corporation" shall mean the corporation surviving the Merger.

      "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

      "Tax Group" shall mean any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Company is now or was formerly a member.

      "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

      "Technology" shall mean (a) the Products, together with any and all codes, techniques, software tools, formats, designs, user interfaces, content and "look and feel" related thereto; (b) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in clause (a) above; (c) any and all technology and work in progress related to the items set forth in clauses (a) and (b) above; and (d) all inventions and discoveries (whether or not patentable), processes, designs, trade secrets, copyrights, know-how and other confidential or proprietary information related to the items set forth in clauses (a), (b) and (c) above.

      "Technology-Related Assets" shall mean all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, software, "look and feel," development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, themes, know-how, concepts and other technology that are now, or since inception have been, or currently are proposed to be, developed, produced, used, marketed or sold by the Company or any Company Subsidiary.

      "Third-Party Claim" shall mean any claim asserted by a third party against an Indemnified Party for which indemnification is available under Article VIII (including, without limitation, any claim with respect to Dissenting Shares under Chapter 13 of the CCC and the Pending Disputes).

      "Third-Party Decision" means a decision, order, judgment or decree with respect to a Third-Party Claim of an arbitrator or court having jurisdiction that either is not subject to appeal or as to which notice of appeal has not been timely filed or served.

      "Third-Party Licenses" shall mean all license agreements or other contracts pursuant to which the Company or any Company Subsidiary has the right to use (in the manner used by the Company or such Company Subsidiary, or intended or necessary for use with the Company Technology) the Third-Party Technologies.

      "Third-Party Settlement" means a settlement agreement with respect to a Third-Party Claim entered into in accordance with Section 8.5.

      "Third-Party Technologies" shall mean all Technology used in business of the Company or any Company Subsidiary for which the Company or such Company Subsidiary do not own all right, title and interest.

      "Warrant Exchange Ratio" shall mean the fraction of a share of Acquiror Common Stock determined by dividing (y) the quotient obtained by dividing the sum of the Cash Consideration Value and the Stock Consideration Value for the Company's Series C Preferred Stock by the Base Price, by (z) the Outstanding Stock Number for the Company's Series C Preferred Stock.

      IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement and Plan of Merger as of the date and year first above written.


                               WATCHGUARD TECHNOLOGIES, INC.

                               By /s/ Steven N. Moore
                                  ----------------------------------------------
                                  Steven N. Moore
                                  Executive Vice President and Secretary


                               RIVER ACQUISITION CORP.

                               By /s/ Michael E. McConnell
                                  ----------------------------------------------
                                  Michael E. McConnell
                                  Vice President, CFO and Secretary


                               RAPIDSTREAM, INC.

                               By /s/ Vincent L. Liu
                                  ----------------------------------------------
                                  Vincent L. Liu
                                  CEO


                               MANAGEMENT SHAREHOLDERS,
                               AS TO SECTION 6.16 ONLY


                               /s/ Vincent L. Liu
                               -------------------------------------------------
                               Vincent Liu

                               /s/ James Lin
                               -------------------------------------------------
                               James Lin

                               /s/ John Yu
                               -------------------------------------------------
                               John Yu

                                                                         ANNEX I

                             INDEX OF DEFINED TERMS


                         Term                           Section
                         ----                           -------
Acceleration Amendment............................      Article X
Acceleration Holder...............................      Article X
Acquiror..........................................      Preamble
Acquiror Benefit Plans............................      Article X
Acquiror Common Stock.............................      Article X
Acquiror Disclosure Memorandum....................      Article X
Acquiror Indemnified Parties......................      Section 8.2
Acquiror Material Adverse Effect..................      Article X
Acquiror SEC Reports..............................      Article X
Affiliate.........................................      Article X
Aggregate Acquiror Shares.........................      Article X
Agreement.........................................      Preamble
Agreement of Merger...............................      Article X
Alternative Transaction...........................      Article X
Articles Amendment................................      Section 1.7.1(b)
Asset.............................................      Article X
Audited Financial Statements......................      Article X
Base Price........................................      Article X
BXA...............................................      Section 2.24
California Secretary..............................      Article X
Cash Consideration Value..........................      Article X
Cash Portion......................................      Section 1.7.1(b)(i)
Cause.............................................      Article X
CCC...............................................      Recitals
CERCLA............................................      Article X
Claim.............................................      Article X
Claim Notice......................................      Article X
Closing...........................................      Article X
Closing Date......................................      Section 1.2
Closing Date Stock Price..........................      Article X
Code..............................................      Recitals
Commissioner......................................      Article X
Company...........................................      Preamble
Company Articles of Incorporation.................      Article X
Company Balance Sheet.............................      Article X
Company Benefit Plan..............................      Article X
Company Bylaws....................................      Article X
Company Capital Stock.............................      Recitals
Company Common Stock..............................      Article X
Company Disclosure Memorandum.....................      Article X
Company Expenses..................................      Article X
Company Expenses Cap..............................      Article X

                                                                         ANNEX I


                         Term                           Section
                         ----                           -------
Company Expenses Estimate.........................      Article X
Company Financial Statements......................      Section 2.6
Company Indemnified Parties.......................      Section 8.3
Company Material Adverse Effect...................      Article X
Company Option Plan...............................      Article X
Company Participant...............................      Article X
Company Preferred Stock...........................      Article X
Company Stock Rights..............................      Article X
Company Subsidiary................................      Article X
Company Technology................................      Article X
Company Warrants..................................      Article X
Confidentiality Agreement.........................      Section 6.5
Consideration Distribution Schedule...............      Article X
Contract Consents.................................      Section 2.10.2
Development.......................................      Article X
Dissenting Holder.................................      Article X
Dissenting Shares.................................      Article X
DOL...............................................      Article X
EDGAR.............................................      Article X
Effective Time....................................      Article X
Employee Benefit Plan.............................      Article X
Encumbrance.......................................      Article X
Enforceability Exceptions.........................      Article X
Environmental Laws................................      Article X
ERISA.............................................      Article X
Escrow Agent......................................      Article X
Escrow Agreement..................................      Article X
Escrow Amount.....................................      Article X
Excess Payments...................................      Section 1.7.1(j)(iii)
Exchange Act......................................      Article X
Exchange Agent....................................      Article X
Export Jurisdictions..............................      Section 2.24
First Anniversary Stock Price.....................      Article X
Foreign Plans.....................................      Section 2.14.11
GAAP..............................................      Article X
Good Reason.......................................      Article X
Governmental Entity...............................      Article X
Hazardous Materials...............................      Article X
Hearing...........................................      Article X
Hearing Notice....................................      Article X
Indemnification Escrow Shares.....................      Section 1.7.1(d)(i)
Indemnified Parties...............................      Section 8.3
Independent Advisor...............................      Article X
Information Statement.............................      Article X

                                                                         ANNEX I


                         Term                           Section
                         ----                           -------
IP Registrations..................................      Article X
IP Rights.........................................      Article X
IRS...............................................      Article X
ISO...............................................      Article X
Issuance Permit...................................      Article X
Key Employees.....................................      Article X
knowledge.........................................      Article X
Law...............................................      Article X
Letter of Transmital..............................      Article X
Liabilities.......................................      Article X
Lockup Discount...................................      Article X
Losses............................................      Article X
Management Shareholders...........................      Preamble
Marks.............................................      Article X
Material Contracts................................      Article X
Merger............................................      Recitals
Merger Consideration..............................      Section 1.7.1(b)(ii)
Merger Consideration Spreadsheet..................      Article X
Merger Sub........................................      Preamble
Nasdaq............................................      Article X
New Options.......................................      Section 6.15
Off-the-Shelf Technology..........................      Article X
Operative Documents...............................      Article X
Option............................................      Article X
Option Exchange Ratio.............................      Article X
Order.............................................      Article X
Other Filing......................................      Section 6.10
Outside Termination Date..........................      Article X
Outstanding Stock Number..........................      Article X
Paid Dissenting Shares............................      Section 1.7.1(i)(ii)
Participating Developer...........................      Article X
Pending Disputes..................................      Article X
Permit Application................................      Article X
Person............................................      Article X
Personal Property.................................      Section 2.9(b)
Post-Closing Payment..............................      Section 1.9.2
Products..........................................      Article X
Property Consents.................................      Section 2.9(f)
Proxy Statement/Prospectus........................      Article X
Real Property.....................................      Section 2.9(a)
Registration Statement............................      Article X
Representatives...................................      Article X
Restricted Activities.............................      Article X
Retained Employees................................      Article X

                                                                         ANNEX I


                         Term                           Section
                         ----                           -------
[*]...............................................      Article X
[*]...............................................      Section 8.4(b)(i)
SEC...............................................      Article X
Securities Act....................................      Article X
Shareholder Representative........................      Article X
Shareholders......................................      Recitals
Shareholders Agreement............................      Recitals
Shareholders Meeting..............................      Article X
Stock Consideration Value.........................      Article X
Stock Portion.....................................      Section 1.7.1(b)(ii)
Subsidiary........................................      Article X
Supplemental Cash Amount..........................      Section 1.7.1(f)(i)
Survival Period...................................      Section 8.1
Surviving Corporation.............................      Article X
Tax...............................................      Article X
Tax Group.........................................      Article X
Tax Return........................................      Article X
Technology........................................      Article X
Technology-Related Assets.........................      Article X
Third-Party Claim.................................      Article X
Third-Party Decision..............................      Article X
Third-Party Licenses..............................      Article X
Third-Party Settlement............................      Article X
Third-Party Technologies..........................      Article X
Threshold.........................................      Section 8.4
Threshold Percentage..............................      Section 1.7.1(f)(i)
Warrant Exchange Ratio............................      Article X

--------------------

     *     Confidential treatment requested.

                                                                        ANNEX II


------------------------------------------------------------------------------------------------------------------------
                                          Consideration Distribution Schedule
------------------------------------------------------------------------------------------------------------------------
      Class/Series of Company Capital Stock        Cash Consideration Value(1)          Stock Consideration Value(2)
------------------------------------------------------------------------------------------------------------------------
                  Common Stock                                $2,000,000                         $7,000,000
------------------------------------------------------------------------------------------------------------------------
            Series A Preferred Stock                          $1,050,000                         $1,680,000
------------------------------------------------------------------------------------------------------------------------
            Series B Preferred Stock                          $4,500,000                         $7,200,000
------------------------------------------------------------------------------------------------------------------------
            Series C Preferred Stock                          $9,450,000                        $15,120,000
------------------------------------------------------------------------------------------------------------------------
                      Total                                  $17,000,000                        $31,000,000
------------------------------------------------------------------------------------------------------------------------

--------------------

      1 The Cash Consideration Value shall be reduced by the amount by which the Company Expenses Estimate exceeds the Company Expense Cap, as provided in
Section 1.7.1(e). In the event of such an adjustment, the reduction in the Cash Consideration Value shall be made proportionately among each class and/or series of Company Capital Stock.

      2 The number of Aggregate Acquiror Shares is subject to adjustment as provided in Section 1.7.1(f). In the event of such an adjustment, the reduction shall be made proportionately among each class and/or series of Company Capital Stock.

                                                                       ANNEX III

                          Annex III - Employment Terms

For purposes of this Annex III, "Cause" and "Good Reason" shall have the meanings set forth in the Employment Agreement.


--------------------------------------------------------------------------------
Key Employee          Base Salary      Bonus(es)                Options
-------------------------------------- -----------------------------------------
Vincent Liu           [*]              [*]                      [*]
-------------------------------------- -----------------------------------------
James Lin             [*]              [*]                      [*]
-------------------------------------- -----------------------------------------
John Yu               [*]              [*]                      [*]
-------------------------------------- -----------------------------------------

--------------------

     *     Confidential treatment requested.


                                       -2-